SCHEDULE 14A INFORMATION
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TESORO CORPORATION
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TESORO CORPORATION

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2008

Tesoro Corporation will hold its 2008 Annual Meeting of Stockholders on Tuesday, May 6, 2008, at the Grand Hyatt San Antonio, 1148 East Commerce Street, San Antonio, Texas 78205 beginning at 5:00 P.M. Central Time:

1. To elect nine directors;

2. To approve amendments to the Tesoro Corporation 2006 Long-Term Incentive Plan to increase the total number of shares authorized for issuance under the plan from 3,000,000 to 6,000,000 shares of common stock, to increase the shares available for option grants from 2,250,000 to 5,250,000 shares and to increase the shares available for restricted stock and similar awards defined as Full Value Awards in the Plan from 750,000 to 2,750,000 shares;

3. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2008; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of common stock of record at the close of business on March 14, 2008, are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors,

CHARLES S. PARRISH
Secretary

April 3, 2008
San Antonio, Texas

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

i

TESORO CORPORATION
PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tesoro Corporation of proxies to be voted at the 2008 Annual Meeting of Stockholders to be held on Tuesday, May 6, 2008, and at any adjournment thereof.

Each proxy will be voted as specified thereon by the stockholder. Any duly executed proxy not specifying the contrary will be voted as follows:

(1)	for the directors nominated for election at the meeting,

(2)	in favor of the proposal to approve amendments to the Tesoro Corporation 2006 Long-Term Incentive Plan to increase the total number of shares authorized for issuance under the plan from 3,000,000 to 6,000,000 shares of common stock, to increase the shares available for option grants from 2,250,000 to 5,250,000 and to increase the shares available for restricted stock and similar awards defined as Full Value Awards in the Plan from 750,000 to 2,750,000 shares, and

(3)	in favor of the proposal to ratify Ernst & Young LLP as our independent auditors for fiscal year 2008.

A stockholder giving a proxy may revoke it by written notice received by Tesoro’s Corporate Secretary at any time before it is voted.

At the close of business on March 14, 2008, the record date for the 2008 annual meeting, there were outstanding and entitled to vote 145,089,742 shares of our common stock. The holders of our common stock are entitled to one vote for each share held by them on all matters submitted to them. We have no other voting securities outstanding.

A copy of our 2007 Annual Report on Form 10-K is being mailed with this Proxy Statement to all stockholders as of the record date.

Our principal executive offices are located at 300 Concord Plaza Drive, San Antonio, Texas 78216-6999. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about April 3, 2008.

QUESTIONS AND ANSWERS

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on March 14, 2008 will be entitled to notice of, and to vote at, our 2008 Annual Meeting of Stockholders or any reconvened meetings after any adjournments of the meeting.

How many shares can stockholders vote?

On the record date, March 14, 2008, we had outstanding 145,089,742 shares of common stock, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

What matters am I voting on?

You are being asked to vote on the following matters: the election of nine directors, the approval of amendments to increase the total number of shares of common stock authorized for issuance and the shares available for option grants and restricted stock and similar awards defined as Full Value Awards under our 2006 Long-Term Incentive Plan, and the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2008.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote as follows:

•	“FOR” the proposed slate of directors,

•	“FOR” the amendments to the 2006 Long-Term Incentive Plan, and

•	“FOR” the ratification of the appointment of Ernst & Young LLP.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

How do I cast my vote?

If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the following three methods:

•	Vote by Internet, by going to the web address www.proxyvote.com and following the instructions for Internet voting shown on the enclosed proxy card.

•	Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the enclosed proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.
The deadline for voting electronically through the internet or by telephone is 11:59 p.m., Eastern Time, on May 5, 2008.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

The proxies identified on the back of the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the nominated slate of directors and “FOR” each of the other proposals. The giving of a proxy will not affect your right to vote in person if you decide to attend the meeting.

What if I am a participant in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan?

Participants in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan may instruct Fidelity Management Trust Company, as trustee for such plans, how to vote all shares of Tesoro common stock allocated to their accounts. If a participant in the Tesoro Corporation Thrift Plan or the Tesoro Corporation Retail Savings Plan does not instruct Fidelity Management Trust Company how to vote, the shares of Tesoro common stock allocated to such participant’s accounts will not be voted.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card or voting by internet or by telephone, you authorize the proxies to use their judgment to determine how to vote on any other matter properly brought before the meeting. The proxies identified on the back of the proxy will vote your shares in accordance with your instructions. If you sign and return your proxy card or otherwise vote without giving specific voting instructions, the proxies will vote your shares “FOR” the nominated slate of directors and “FOR” each of the other proposals. The Board does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

Can I change or revoke my proxy after I vote?

Yes. Whether you vote by telephone, internet or by mail, you can change or revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy card bearing a later date;

•	Voting again by telephone or the internet at a later time;

•	Giving written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

•	Attending the meeting and voting your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What does it mean if I get more than one proxy card?

Your shares are probably registered in more than one account. You should vote each proxy card you receive.

What is a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is the presence of stockholders, in person or by proxy, who own a majority of the outstanding shares as of the record date. A proxy that a stockholder submits may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Proxies that are marked “abstain”, proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” (“broker non-votes”) and proxies reflecting shares subject to stockholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

How many votes are needed for approval of each proposal?

•	The election of directors requires a plurality vote of the votes cast at the meeting. “Plurality” means that the nine individuals receiving the highest number of “FOR” votes will be elected to the Board. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction of the stockholder to withhold authority, abstentions or a broker non-vote) will not be counted in that nominee’s favor. In the event that a nominee fails to receive a greater number of votes “for” election than votes “withheld”, he is required to promptly tender his resignation. For more information, see “Proposal No. 1 — Election of Directors” on page 7.

•	The approval of the amendments to the 2006 Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of the outstanding shares present, in person or by proxy, and entitled to vote at the meeting. Under Delaware law and the Restated Certificate of Incorporation and By-laws, abstentions as to this proposal will have the same effect as votes against such proposal. In addition, the NYSE rules require that equity compensation plans which require stockholder approval must be approved by a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. Broker non-votes, therefore, do not constitute votes “cast” and will not be included in calculating the number of votes necessary for approval of the proposal.

•	The ratification of the appointment of Ernst & Young LLP requires the affirmative “FOR” vote of a majority of the votes cast, in person or by proxy, at the meeting. Abstentions from voting and shares that are subject to stockholder withholding or broker non-vote are not counted as “votes cast” with respect to that proposal and, therefore, will have no effect on that vote.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

How will proxies be solicited? Who will bear the cost?

We will bear the cost of the solicitation. In addition to the use of the mails, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram or otherwise. We have retained a professional proxy soliciting organization, Innisfree M&A Incorporated, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone or similar means. We will pay such organization its customary fees, estimated not to exceed $8,500, and will reimburse such organization for certain expenses.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations.

Under the Securities and Exchange Commission rules, stockholder proposals for our 2009 Annual Meeting of Stockholders must be received at our principal executive offices by December 4, 2008, to be considered for inclusion in our proxy materials relating to that meeting. Nominations for directors must be submitted as described on page 22 of this proxy statement.

Under our By-Laws, other stockholder proposals must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting (which for the 2009 annual meeting would be no earlier than November 7, 2008, and no later than February 5, 2009); provided, however, that in the event that the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting (which for the 2009 annual meeting would be after June 20, 2009), other stockholder proposals to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public.

Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the 2008 annual meeting, the stockholders are requested to elect nine directors, constituting the whole Board of Directors, to hold office until the 2009 Annual Meeting of Stockholders or until their successors are elected and qualified. Proxies cannot be voted for more than nine nominees. Unless otherwise specified, all duly executed proxies received on a timely basis will be voted for the nominees set forth below. All of the nominees are currently on our Board of Directors. Each of the nominees has indicated his willingness to serve as a director, if elected, and we have no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve.

The election of director nominees requires a plurality of the votes cast at the election. Under Delaware law and our Restated Certificate of Incorporation and By-laws, shares as to which a stockholder withholds authority to vote on the election of directors (“Abstentions”) and shares as to which a broker indicates that it does not have discretionary authority to vote (“Broker Non-Votes”) will not be counted as voting on the election of directors and will not affect the election of the nominees receiving a plurality of the votes cast.

Tesoro has adopted a majority vote provision as part of our Corporate Governance Guidelines. Under this provision, in an uncontested election of directors (i.e. an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) is required to promptly tender his or her resignation to the Board following certification of the stockholder vote.

The Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will then act on the Governance Committee’s recommendation taking into account the Governance Committee’s recommendation and will publicly disclose its decision regarding whether to accept the director’s resignation offer, or, if applicable, the reason(s) for rejecting the resignation offer, in a Form 8-K or 10-Q furnished to the Securities and Exchange Commission within ninety (90) days from the date of the certification of the stockholder vote. The Governance Committee in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant, including, without limitation, the stated reasons why stockholders “withheld”, or third parties recommended that stockholders withhold, votes for election from such director, the reasonableness and accuracy of the bases for such reasons and recommendation, the length of service and qualifications of such director, the director’s contributions to Tesoro, and our Corporate Governance Guidelines.

If the resignation of a director tendering his or her resignation pursuant to this policy is accepted by the Board, then the Governance Committee will recommend to the Board whether to fill such vacancy or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves solely for the purpose of considering the resignation offers and recommend to the Board whether to accept them.

Information Concerning Directors and Nominees

Information regarding the business experience of each nominee for director and certain other information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and notes thereto have been furnished to us by the respective nominees. No director or nominee for election as a director of Tesoro has a family relationship with any other director, nominee or executive officer of Tesoro. Our Board of Directors recommends that you vote FOR the election to the Board of each of the following nominees.

John F. Bookout, III Appointed Director in 2006 Age 54	Mr. Bookout spent most of his 28-year career with McKinsey & Company working in petroleum refining, marketing, exploration and development, and the natural gas and electric utility industries. During his career, he held numerous leadership roles. Before relocating to Texas in 1995, he spent six years as Managing Partner of McKinsey’s Los Angeles Office and four years in London where he led McKinsey’s European Energy Practice. He also served as Managing Partner of the Texas Office, as co-leader of the Firm’s North American Energy Practice, and as a member of McKinsey’s Shareholders’ Committee. Mr. Bookout was a Director of McKinsey & Company in their Houston office until October 2006. Mr. Bookout is also a director of McDermott International, Inc., a publicly-held worldwide energy and services company, and is a senior advisor to Kohlberg Kravis Roberts & Co., an independently owned private equity firm.

Rodney F. Chase Appointed Director in 2006 Age 64	Mr. Chase spent his entire 39-year career with BP plc. He held positions within the upstream and downstream segments of the industry in Australia, Europe and North America. His background includes positions in shipping, refining, marketing, distribution, oil trading and gas as well as finance and strategic planning at the corporate executive level. In 1986, he was appointed Chief Executive Officer of BP Finance International and Group Treasurer. From 1999 to 2003 Mr. Chase served as Deputy Chief Executive Officer and President, Exploration, Production, Refining and Marketing. In 2003, Mr. Chase joined Lehman Brothers Ltd. in London, England as Senior Advisor for the U.S. and Europe. He currently serves as a Non-Executive Chairman for Petrofac Ltd. in the UK, an international oil and gas services company, and Deputy Chairman of Tesco Plc., an international retailing company. In addition, he serves on the corporate boards for Computer Sciences Corporation, an IT outsourcing, systems integration and consulting company, and Nalco Company, a water treatment, process chemicals, and equipment company.

Robert W. Goldman Appointed Director in 2004 Age 65	Mr. Goldman is currently Vice President, Finance for the World Petroleum Council. From July 1998 to October 2002, he was Senior Vice President and Chief Financial Officer of Conoco Inc. Prior to joining Conoco in 1988 as its Vice President and Controller, he had worked for E.I. DuPont de Nemours & Co., Inc. in a variety of financial and operating roles. Mr. Goldman serves on the boards of El Paso Corporation, a publicly held provider of natural gas and related energy products that owns North America’s largest natural gas pipeline system and is one of North America’s largest independent natural gas producers, Parker Drilling Company, a publicly held global energy company specializing in offshore drilling and workover services, and McDermott International, Inc., a publicly held worldwide energy and services company. Mr. Goldman is a member of the Outside Advisory Council of Global Infrastructure Partners. He is a former chairman of the Accounting Committee of the American Petroleum Institute.

Steven H. Grapstein Lead Director Appointed Director in 1992 Age 50	Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc. (formerly known as Kuo Investment Company and subsidiaries), an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Mr. Grapstein also holds the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company, since 1999. He is also a Director of Mulberry Group Plc., a publicly listed British designer and manufacturer of fashion and interior design products, and several privately held hotel and real estate entities.

William J. Johnson Appointed Director in 1996 Age 73	Mr. Johnson has been a petroleum consultant since 1994 and President, Director and sole shareholder of JonLoc Inc., a private oil and gas company, since 1994. Mr. Johnson previously served as President, Chief Operating Officer and director of Apache Corporation, a publicly held independent oil and gas company. Mr. Johnson is on the board of directors of Devon Energy Corporation, a publicly held company engaged in oil and gas exploration, development and production, and the acquisition of producing properties.

J.W. (Jim) Nokes Appointed Director in 2007 Age 61	Mr. Nokes spent his 36-year career with ConocoPhillips, and retired in 2006 as Executive Vice President of worldwide Refining, Marketing, Supply and Transportation. His background primarily includes refining, marketing, crude and products trading, commercial natural gas operations and transportation. He also had assignments in exploration and production, as well as strategic planning. In 1991, he was appointed Vice President of U.S. Marketing and Product Trading. Beginning in 1994, he was Vice President of U.S. Downstream Business. For eight years beginning in 1999, he was Executive Vice President of Refining, Marketing, Supply and Transportation for the company’s global business. Mr. Nokes was a member of the World Business Council for Sustainable Development and sat on the Board of Directors of the American Petroleum Institute, as well as the American Petroleum Institute Transportation, Marketing and Downstream Committees. Mr. Nokes is also a Director of Post Oak Bank, N.A., a Houston-based commercial bank.

Donald H. Schmude Appointed Director in 1999 Age 72	Mr. Schmude has 37 years of experience in the energy industry with Texaco and Star Enterprise, a Texaco and Saudi Aramco joint venture. Prior to his retirement from Texaco in 1994, he was Vice President of Texaco and President and Chief Executive Officer of Texaco Refining & Marketing Inc. in Houston, Texas and Los Angeles, California. He also served as Vice President of Texaco, Inc., Special Projects, in Anacortes, Washington, and held various refinery engineering, planning and marketing positions.

Bruce A. Smith Chairman of the Board of Directors, President and Chief Executive Officer Appointed Director in 1995 Age 64	Mr. Smith has been Chairman of the Board of Directors, President and Chief Executive Officer of Tesoro since June 1996. He has been a director of Tesoro since July 1995. Mr. Smith was President and Chief Executive Officer of Tesoro from September 1995 to June 1996 and Executive Vice President, Chief Financial Officer and Chief Operating Officer of Tesoro from July 1995 to September 1995.

Michael E. Wiley Appointed Director in 2005 Age 57	Mr. Wiley has 34 years experience in the energy industry. Most recently he served as Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until his retirement in October 2004. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley is a director of Bill Barrett Corporation, a publicly held oil and gas exploration and production company, Asia Pacific Exploration Consolidated, L.P., a privately held oil and gas company, and Post Oak Bank, N.A., a Houston-based commercial bank. He also serves as an Advisory Director of the Fidelity Funds.

Meetings of the Board of Directors

The Board of Directors met 12 times during 2007. Each member of the Board attended at least 75% of the meetings of the Board and committees on which such director served during 2007.

Independence of Certain Directors

The Board of Directors has affirmatively determined that each of Messrs. Bookout, Chase, Goldman, Grapstein, Johnson, Nokes, Schmude and Wiley has no material relationship with Tesoro and has satisfied the independence requirements of the Securities and Exchange Commission and the New York Stock Exchange. In addition, the Board has determined that all of the members of each of the Audit, Compensation and Governance Committees of the Board meet the independence requirements of the NYSE and SEC. In assessing director independence, the Board of Directors considered the relationships (as a customer or supplier or otherwise) of Tesoro with various companies and charities with which such directors may be affiliated and has determined that none of these relationships could impair the independence of such directors. In making this assessment, as to such companies, the Board took into account the level of transactions with such companies in relationship to Tesoro’s and the other parties’ aggregate sales, the level of director involvement in such transactions and the ability of such directors to influence such transactions and as to charities, the Board reviewed the charities to which Tesoro made donations and determined that none of the directors were associated with any of such charities.

Requirements and Other Criteria for Directors

Our Corporate Governance Guidelines provide that all members of the Board are expected to attend Tesoro’s annual meeting of stockholders. All of our directors attended the 2007 Annual Meeting of Stockholders. We require that a majority of our directors be independent in accordance with the requirements of the NYSE and SEC. In addition, the Governance Committee is required to seek to attain a diverse Board and that any search by such committee or search firm to fill vacancies will seek to include diverse candidates from traditional and non-traditional pools. Other than these requirements, the Board has not defined any other minimum requirements for Board membership. In general, however, persons considered for Board positions must have demonstrated leadership capabilities, have no personal or financial interest that would conflict or appear to conflict with the interests of Tesoro and be willing and able to commit the necessary time for Board and committee service. Our Corporate Governance Guidelines are available on our website at www.tsocorp.com under the heading “About Tesoro” under the subheading “Social Responsibility” and is available in print to any stockholder who requests it from the Secretary of Tesoro.

COMPENSATION OF DIRECTORS

In 2007, we provided the following annual compensation to directors who are not employees:

Director Compensation

				Change in
				Pension
				Value and
	Fees			Nonqualified
	Earned or			Deferred
	Paid in	Stock	Option	Compensation	All Other
	Cash	Awards	Awards	Earnings	Compensation	Total
Name	(3)($)	(4)($)	(5)($)	(6)(7)($)	(8)($)	($)
John F. Bookout, III	50,000	50,207	194,500	-	228	294,935
Rodney F. Chase	50,000	50,207	175,560	-	588	276,355
Robert W. Goldman	58,000	50,207	175,560	1,874	796	286,437
Steven H. Grapstein	90,000	50,207	175,560	26,018	132	341,917
William J. Johnson	59,333	50,207	175,560	-	1,224	286,324
A. Maurice Myers(1)	20,000	25,128	-	8,349	600	54,077
J.W. (Jim) Nokes(2)	41,667	33,442	398,560	-	490	474,159
Donald H. Schmude	58,000	50,207	175,560	13,883	1,224	298,874
Patrick J. Ward(1)	16,667	25,128	-	12,994	968	55,757
Michael E. Wiley	50,000	50,207	175,560	2,206	372	278,345

(1)	Messrs. Myers and Ward retired on May 1, 2007.

(2)	Mr. Nokes became a Director effective March 1, 2007.

(3)	Of the fees earned, the following amounts were elected by the director to be deferred: Mr. Bookout, $50,000; Mr. Goldman, $23,200; Mr. Grapstein, $90,000; Mr. Schmude, $58,000; and Mr. Wiley, $25,000.

(4)	Under the 2005 Director Compensation Plan, a portion of the retainer fee is to be paid to the director in the form of shares of Tesoro stock. The number of shares to be issued is determined by dividing the designated portion of the retainer fee by the closing price of the stock on the last day of each service period ending January 31, April 30, July 31 and October 31. The shares to be issued are rounded up to the next whole share.

(5)	The amount shown in this column reflects the compensation expense for the options granted to the Directors recognized by Tesoro in 2007 in accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) (“SFAS 123R”) “Share-Based Payment”, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the Directors in 2007. A discussion of the assumptions used in calculating the compensation cost is set forth in Note O to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K.

The stock option detail for each director is shown in the following table along with the total grant date fair value of the awards computed in accordance with SFAS 123R.

				Grant Date Fair
		Options	Option	Value of Option	Total Options
		Granted	Price	Awards	Outstanding
Director	Grant Date	(#)	($/Sh)	($)	(#)
John F. Bookout, III	5/2/2007	6,000	61.92	175,560	16,000

Rodney F. Chase	5/2/2007	6,000	61.92	175,560	16,000

Robert W. Goldman	5/2/2007	6,000	61.92	175,560	34,000

Steven H. Grapstein	5/2/2007	6,000	61.92	175,560	52,000

William J. Johnson	5/2/2007	6,000	61.92	175,560	48,000

J.W. (Jim) Nokes	3/1/2007	10,000	47.22	223,000	10,000

	5/2/2007	6,000	61.92	175,560	16,000

Donald H. Schmude	5/2/2007	6,000	61.92	175,560	60,000

Patrick J. Ward	-	-	-	-	46,000

Michael E. Wiley	5/2/2007	6,000	61.92	175,560	28,000

(6)	Directors may elect to defer the cash portion of the retainer fee to the Director Phantom Stock Plan. Deferred amounts are posted to the electing director’s account in stock equivalent units at the end of each service period determined by dividing the amount deferred by the closing Tesoro stock price on the last day of the service period. Equivalent units are added to the directors’ accounts in an amount equal to the declared dividend based on the closing price on the dividend payment date. Each director receives stock equivalent units for an annual accrual of $7,250, or a prorated amount for directors not serving a full year, divided by the closing Tesoro stock price for the last business day of the year. All stock equivalent units are adjusted to the closing Tesoro stock price for the last business day of each reporting period. As all deferrals, accruals, dividends and balances are valued based on the closing Tesoro stock price as of each designated date, there is no preferential earnings to be included in the table above.

(7)	Directors may elect to defer all or a portion of the lead director and committee chair fees to the Director Deferred Compensation Plan. Amounts deferred are to be credited with interest, as applied at the end of each calendar quarter to the balance at the end of the prior calendar quarter, at the prime rate plus two percent (2%). The interest shown is the amount that exceeds 120% of the applicable federal rate.

(8)	Directors are provided with life insurance coverage for which Tesoro pays the premium as listed in this column.

Retainer, Lead Director Fee and Meeting Attendance Fees

Each member of the Board who is not an officer of Tesoro receives a base retainer of $100,000 per year, $50,000 of which is payable in restricted shares of Tesoro common stock under the 2005 Director Compensation Plan described below and $50,000 of which is payable in cash. The independent, non-employee Lead Director of the Board receives an additional $25,000 per year for his service in that capacity. In addition, the chair of the Audit Committee receives $15,000 per year, the chair of the Compensation Committee receives $10,000 per year and the chairs of the Environmental, Health & Safety and Governance Committees each receive $8,000 per year for service in such positions. We reimburse our directors for travel and lodging expenses that they incur in connection with their attendance at meetings of the Board, meetings of any Board committee of which they are a member and our annual meeting of stockholders.

2005 Director Compensation Plan

The Tesoro Corporation 2005 Director Compensation Plan, which we refer to as the 2005 Plan, provides non-employee directors an opportunity to obtain or increase their proprietary interest in Tesoro, thereby encouraging them to continue to serve on our Board of Directors. The 2005 Plan provides that a non-employee director’s annual retainer fee (as it may be determined by the Board from time to time, which is currently $100,000 as described above) for any twelve-month period beginning May 1 and ending April 30 will be paid in quarterly installments. For each service period during the term of the 2005 Plan, provided there are sufficient shares of our common stock remaining available for issuance under the 2005 Plan, we will pay to each non-employee director the non-cash portion of the annual retainer fee earned during the service period in whole shares of our common stock. The number of shares of our common stock to be delivered to each non-employee director will be determined by dividing the amount of the non-cash portion of the annual retainer fee earned during the service period by the fair market value of our common stock on the last trading day during such service period (generally, determined as the closing sale price of the common stock on that date as reported on the NYSE). No fractional shares of our common stock will be issued under the 2005 Plan; accordingly, the number of shares of our common stock to be delivered to a non-employee director with respect to the non-cash portion of the annual retainer fee earned during a service period will be rounded up to the nearest whole share if necessary to prevent the issuance of a fractional share. The maximum number of shares of our common stock that may be granted under the 2005 Plan is 100,000, subject to certain adjustments.

Deferred Compensation Plan

Under the Tesoro Corporation Board of Director Deferred Compensation Plan, a director electing to participate may defer between 20% and 100% of his Lead Director or Committee Chair fees for the ensuing year, with deferred compensation credited to an interest-bearing account maintained by us. Interest is applied each quarter to the beginning balance at the prime rate published in the Wall Street Journal on the last business day of such quarter plus two percentage points (9.25% at December 31, 2007). All payments under the Deferred Compensation Plan are solely our obligation. Upon the death of a participating director, the balance in his account under the Deferred Compensation Plan is payable to his beneficiary or beneficiaries in one lump sum. In the event of the disability, retirement or the removal or resignation prior to the death, disability or retirement of a participating director, the balance in his account will be paid to such director in ten equal annual installments. In the event of a change of control (as “change of control” is defined in the Deferred Compensation Plan), the balance in each participating director’s account will be distributed to him as a lump sum within 30 days after the date of the change of control. We also have an agreement with Frost National Bank of San Antonio, Texas, under which the Tesoro Corporation Board of Director Deferred Compensation Plan Trust was established for the sole purpose of creating a fund to provide for the payment of deferred compensation to participating directors under the Deferred Compensation Plan.

Deferred Phantom Stock Plan

Under the Tesoro Corporation Board of Director Deferred Phantom Stock Plan, each non-employee director shall have credited to his account as of the last day of the year a yearly accrual equal to $7,250 (limited to 15 accruals, including previous accruals of retirement benefits under the Director Retirement Plan); and each participant who is serving as a chairman of a committee of the Board immediately prior to his termination as director and who has served at least three years as a director shall have an additional accrual equal to $5,000 credited to his account. The Deferred Phantom Stock Plan allows for pro rata calculations of the yearly accrual in the event a director serves for part of a year. In addition, a participating director may elect to defer any part or all of the cash portion of his annual director retainer into his account. Each transfer, accrual or deferral shall be credited quarterly to the participating director’s account in units based upon the number of shares that could have been purchased with the dollars credited based upon the closing price of our common stock on the NYSE on the date the amount is credited. Dividends or other distributions accrue to the participating director’s account. Participating directors are vested 100% at all times with respect to deferrals. Participating directors vest in the yearly accruals upon completion of three full years of service as a member of the Board. If a participating director voluntarily resigns or is removed from the Board prior to serving three years on the Board, he shall forfeit all amounts not vested. If a director dies, retires, or becomes disabled, he shall be 100% vested in his account without regard to service. Distributions from the Deferred Phantom Stock Plan shall be made in cash, based on the closing market price of our common stock on the NYSE on the business day immediately preceding the date on which the cash distribution is to be made, and such distributions shall be made in either a lump-sum distribution or in annual installments not exceeding ten years as elected by the director concurrent with his or her deferral election. If the director has changed his election in the one year period preceding such event, the change in the election will not be effective and the distribution will be made in accordance with the director’s prior election. Death, disability, retirement or cessation of status as a director of Tesoro, constitute events requiring a distribution. Upon the death of a participating director, the participating director’s beneficiary will receive, as soon as practicable, the cash value of the participating director’s account as of the date of death. At December 31, 2007, participating directors’ accounts included the following units of phantom stock: Mr. Bookout — 1,956 units; Mr. Chase — 299 units; Mr. Goldman — 3,273 units; Mr. Grapstein — 37,546 units; Mr. Johnson — 12,610 units; Mr. Nokes — 127 units; Mr. Schmude — 26,713 units; and Mr. Wiley — 2,588 units.

1995 Non-Employee Director Stock Option Plan

Our 1995 Non-Employee Director Stock Option Plan, which we refer to as the 1995 Plan, provides for the grant to non-employee directors of automatic, non-discretionary stock options, at an exercise price equal to the fair market value of our common stock as of the date of grant. Under the 1995 Plan, each person serving as a non-employee director initially receives an option to purchase 10,000 shares of our common stock. Thereafter, each non-employee director, while the 1995 Plan is in effect and shares are available to be granted, is granted an option to purchase 6,000 shares of our common stock on the next day after each annual meeting of our stockholders, but not later than June 1 if no annual meeting is held. All options under the 1995 Plan become exercisable six months after the date of grant. The 1995 Plan will terminate as to the issuance of stock options in February 2010.

Group Life Insurance Benefits

We provide group life insurance benefits in the amount of $100,000 and accidental death and dismemberment insurance up to a maximum of $350,000 for each of the members of the Board of Directors who are not our employees and certain former non-employee directors. The total premiums paid for such insurance ranged from $132 to $1,320 per director during 2007.

CORPORATE GOVERNANCE

Tesoro is committed to integrity, reliability and transparency in its public disclosures. Years before the implementation of the corporate governance requirements of the Sarbanes-Oxley Act of 2002, Tesoro had implemented corporate governance guidelines, established Audit, Compensation and Governance Committees consisting entirely of non-management, independent directors, insured that a majority of the members of the Board of Directors were non-management, independent directors and established a Lead Director to preside over meetings of the independent directors. In recent years, we have taken additional steps to implement enhancements to our corporate governance practices in response to new corporate governance listing standards of the NYSE and regulations of the SEC. In particular, we have:

•	held regular executive sessions for non-employee members of the Board; in 2007, the non-employee directors met in executive session six times and the members of the Audit Committee met in executive session six times; Mr. Grapstein presided over these sessions as Lead Director and chair of the Audit Committee, respectively;

•	maintained procedures for receiving, retaining and treating complaints from any source regarding accounting, internal controls and auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	followed existing pre-approval policies and procedures for all audit and non-audit services performed by the independent auditors; and

•	maintained Tesoro’s Code of Business Conduct, which applies to all directors, officers and employees; and the Code of Business Conduct and Ethics for Senior Financial Executives, which applies to certain senior financial officers.

Committees of the Board of Directors

The Board has the following standing committees: Audit Committee, Compensation Committee, Environmental, Health & Safety Committee, and Governance Committee, each of which has a written committee charter that is available on our website at www.tsocorp.com under the heading “About Tesoro” under the subheading “Social Responsibility” and is available in print to any stockholder who requests it from Tesoro’s Corporate Secretary. The Audit Committee Charter was amended and restated on February 28, 2008 and is attached to this proxy statement as Annex A.

Audit Committee

Function: The Audit Committee’s primary purpose is to provide assistance to the Board in fulfilling its responsibility to Tesoro and its stockholders relating to its oversight of management and its auditors concerning corporate accounting, financial reporting practices, and the quality and integrity of Tesoro’s financial reports, including our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of Tesoro’s internal audit function and independent auditors, and the preparation of the report required by the rules of the SEC to be included in our annual proxy statement.

Members: Mr. Grapstein (Chairman), Mr. Bookout, Mr. Chase and Mr. Goldman.

Meetings in 2007: Nine

Approval of Audit and Non-Audit Services: Since the beginning of 2003, 100% of audit and non-audit services provided by the independent auditors were approved by the Audit Committee.

Service on Other Audit Committees: No member of the Audit Committee serves on the audit committees of more than three public companies, including Tesoro except Mr. Chase, who serves on the audit committees of four public companies. Tesoro’s Governance Committee carefully considered whether Mr. Chase’s service on three other audit committees would impair his ability to effectively serve on Tesoro’s Audit Committee or prevent him from devoting the time and energy necessary for Tesoro’s Audit Committee. The Governance Committee unanimously concluded that Mr. Chase is always very well prepared and makes significant contributions to Audit Committee meetings.

Audit Committee Financial Expert: The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing, but are financially literate and each of the members of the Committee, currently comprised of Messrs. Grapstein, Bookout, Chase and Goldman, qualify as “audit committee financial experts,” as defined by SEC rules.

Compensation Committee

Function: The Compensation Committee’s primary purpose is to discharge the responsibilities of the Board to our stockholders, potential stockholders and investment community with respect to our compensation programs and compensation of our Chief Executive Officer and other members of Tesoro’s senior management. In performing its duties, the Compensation Committee does the following: reviews and approves all areas of senior executive compensation, including the compensation of the executive officers named in the Summary Compensation Table below under “Executive Compensation”; reviews and approves the aggregate amount of all, cash incentive awards and stock incentives for our employees; administers our long-term incentive plans; reviews retirement matters; reviews new employment or management stability agreements and amendments and extensions of existing agreements and administers and interprets employment agreements; prepares an annual report for inclusion in our proxy statement on the compensation of our CEO and named executive officers; and provides information and advice annually to the Governance Committee on compensation for non-employee directors.

The Compensation Committee periodically approves and adopts, or makes recommendations to the Board for, Tesoro’s compensation decisions (including the approval of options and restricted stock to executive officers). The CEO, the General Counsel, the Vice President, Human Resources and the Managing Director, Compensation, Recognition and

Talent Acquisition attend regular Committee meetings. Each meeting concludes with an executive session during which only the Committee members, all of whom are non-management, independent directors, are present. The Committee regularly engages Towers Perrin as a consultant to review Tesoro’s compensation practices and to compare the compensation of Tesoro’s executive officers to those of a comparative group. For more information on the role of Towers Perrin in determining or recommending the amount or form of executive compensation, please see the discussion under “Executive Compensation — Compensation Discussion and Analysis”.

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our CEO. With respect to our CEO, the Governance Committee receives a list of goals from the CEO each year during the first quarter. At year-end, the CEO formally reviews his performance against these individual goals with the Governance Committee. The Governance Committee then analyzes the CEO’s performance and reports the results to the Compensation Committee which determines his base salary, annual cash incentive plan award payout and long-term equity incentive awards based on the assessment of his performance. For all other executive officers, including our named executive officers, our CEO makes recommendations to the Compensation Committee with respect to the appropriate base salary, payments to be made under our annual cash incentive plan and the grants of long-term equity incentive awards for all executive officers, excluding himself. Based in part on these recommendations from our CEO and other considerations, the Compensation Committee approves the annual compensation package of our executive officers other than our CEO.

Members: Mr. Johnson (Chairman), Mr. Bookout, Mr. Nokes and Mr. Wiley.

Meetings in 2007: Seven

Environmental, Health & Safety Committee

Function: The Environmental, Health & Safety Committee assists the Board in fulfilling its oversight responsibilities for environmental, health, safety and security matters including monitoring overall compliance with all federal, state and local governmental rules and regulations.

Members: Mr. Schmude (Chairman), Mr. Chase, Mr. Nokes and Mr. Wiley

Meetings in 2007: Four

Governance Committee

Function: The Governance Committee takes a leadership role in and provides assistance to the Board in fulfilling its corporate governance responsibilities to our stockholders, potential stockholders and the investment community. The Governance Committee also reviews and makes recommendations to the Board annually regarding: the organization and structure of the Board and the committees of the Board; compensation for the non-employee members of the Board; corporate governance guidelines; and the role and effectiveness of the CEO, the Board and each committee of the Board.

Members: Mr. Goldman (Chairman), Mr. Grapstein, Mr. Johnson and Mr. Schmude.

Meetings in 2007: Five

Consideration of Nominees for Membership on the Board of Directors: The Governance Committee considers from time to time suitable candidates for membership on the Board, including nominees recommended by stockholders. At the direction of the Governance Committee, our CEO initially meets with a potential Board candidate to provide information about Tesoro and determine whether the candidate has an interest in serving on the Board. Afterwards, the potential candidate meets with the Chairman of the Governance Committee. If both the Chairman of the Governance Committee and the CEO agree that the individual might be a good candidate for Board membership, the candidate is invited to meet with the other members of the Board. If the Board concurs that the candidate might be a good addition to the Board, separate meetings are arranged with our independent auditors and the Senior Vice President, General Counsel and Secretary. Stockholders wishing to submit a recommendation for a potential Board candidate should write the Governance Committee. Stockholders may also make nominations for directors at annual or certain special stockholder meetings if they comply with the procedures described below under “Stockholder Communications — Nomination of Directors”. The Governance Committee has not received any recommendations for nominees for Board members from stockholders for the 2008 Annual Meeting. All potential candidates for Board membership, whether nominated through our internal process or by stockholder nomination, receive equal consideration for Board membership.

On June 8, 2005, the Governance Committee engaged the SpencerStuart organization (for a fee of $100,000 plus reimbursement of expenses) to assist in identifying and evaluating new candidates for membership on the Board. Tesoro did not pay any fees to SpencerStuart in 2007.

Compensation Committee Interlocks and Insider Participation

The names of the members of our Compensation Committee in 2007 are set forth above. No member of the Compensation Committee is, or was during 2007, an officer or employee of Tesoro. During 2007, no member of the Compensation Committee had any relationship with Tesoro requiring disclosure under Item 404 of Regulation S-K. There were no compensation committee interlocks or insider participation during 2007.

Code of Conduct

Tesoro’s Code of Business Conduct and Ethics for Senior Financial Executives is specifically applicable to the CEO, the CFO, the Treasurer, the Controller and persons performing similar functions. In addition, we have a Code of Business Conduct that applies to all of our directors, officers and employees. Both the Code of Business Conduct and Ethics for Senior Financial Executives and the Code of Business Conduct are available on our website at www.tsocorp.com under the heading “About Tesoro” under the subheading “Social Responsibility.” We will post on our website any amendments to, or waivers from, our Code of Business Conduct and Ethics for Senior Financial Executives.

Stockholder Communications

Communications with the Board, the Lead Director or the Non-employee Members of the Board

Persons may communicate with the Board, or directly with Mr. Grapstein or the non-employee members of the Board, by submitting such communication in writing in care of Chairman of the Board of Directors, Tesoro Corporation, 300 Concord Plaza Drive, San Antonio, Texas 78216-6999.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints received by Tesoro regarding accounting, internal controls, or auditing matters and the confidential, anonymous submission by Tesoro’s employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with Tesoro’s Audit Committee may do so by submitting such communication in writing in care of the Chairman, Audit Committee, Tesoro Corporation, 300 Concord Plaza, San Antonio, Texas 78216-6999.

Nomination of Directors

Under our By-laws, a Tesoro stockholder entitled to vote for the election of directors, may, if he or she complies with the following procedures, make a nomination for director at a stockholder meeting. Nominations for director may be made by stockholders only after compliance with the procedures set forth in our By-laws. The following summary is qualified in its entirety by reference to the full text of the By-laws. Written notice of such stockholder’s intent to make such nomination must be delivered either by personal delivery or by United States mail, postage prepaid to Tesoro (Attention: Corporate Secretary) on a timely basis as set forth below and must contain (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of Tesoro stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (v) the consent of each nominee to serve as a director if so elected.

In the case of an annual meeting of stockholders, the required notice must be delivered not later than 90 days (which for the 2009 meeting would be February 5, 2009) nor more than 180 days (which for the 2009 meeting would be November 7, 2008) prior to the date of the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 45 days later than the anniversary date of the immediately preceding annual meeting of stockholders (which for the 2009 meeting would be June 20, 2009), notice by the stockholder to be timely must be received by the Corporate Secretary not later than the close of business on the tenth day following the earlier of the day on which a written statement setting forth the date of the annual meeting of stockholders was mailed to stockholders or the date on which it is first disclosed to the public. In the case of a special meeting of stockholders for the election of directors, the required notice must be delivered not later than the close of business on the tenth day following the earlier of the date on which notice of the date of the special meeting of stockholders was mailed or such public disclosure was made to the stockholders. Notwithstanding the foregoing, if an existing director is not standing for reelection to a directorship that is the subject of an election at such meeting, then a stockholder may make a nomination with respect to such directorship at anytime not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to stockholders or the date on which such information is first disclosed to the public.

PROPOSAL NO. 2
AMENDMENTS TO THE 2006 LONG-TERM INCENTIVE PLAN

We believe that our senior executives, including our named executive officers, and other key employees should have an ongoing stake in our success. We also believe that these executives and key employees should have a considerable portion of their total compensation, relative to their level of responsibility, tied to stock price performance since stock-related compensation is directly tied to stockholder value. Furthermore, the refining and marketing business is a capital intensive and highly cyclical business. A lengthy period, often of several years, generally occurs after the implementation of strategies before companies in our industry can realize significant benefits from such strategies and future returns depend on supply and demand factors that typically cycle from highs to lows and back again. This delay makes it not only appropriate, but also a very common practice, for businesses such as ours to use stock options, deferred stock units, performance stock awards, performance units and similar awards under long-term incentive compensation plans to tie compensation for employee performance to Tesoro’s long-term value creation. We believe that such awards, along with stock ownership and grants of restricted stock, will encourage our leadership to remain with Tesoro through the highs and the lows of the cycles, which we believe will, in turn, foster consistency of vision, optimal financial results and a determined focus on building long-term stockholder value. The Tesoro Corporation 2006 Long-Term Incentive Plan, which we refer to as the 2006 Plan, gives Tesoro the means to encourage, reward and retain the critical knowledge possessed by our management team and future officers and other key employees through stock-based compensation and is critical in fostering superior returns in the future.

When the 2006 Plan was approved by shareholders, 3,000,000 shares of common stock were reserved for issuance. Of such amount, the maximum number of shares of common stock with respect to which options may be granted is 2,250,000 and the maximum aggregate number of shares of common stock with respect to which restricted stock awards, deferred stock unit awards, performance stock awards, performance unit awards and other stock-based awards may be granted is 750,000. At February 29, 2008, awards for 2,938,810 shares had been granted out of the 2006 Plan with awards for 71,390 shares remaining for issuance.

The Board of Directors considers availability of shares of common stock for future grants under the 2006 Plan to be important to the business prospects and operations of Tesoro and believes that, after giving effect to the proposed 3,000,000 share increase of the 2006 Plan, we will have sufficient awards available for grant to our employees and others for the next two to three years. The additional shares will allow us to continue to provide long-term incentive awards that will assist us in attracting and hiring new officers and employees, as well as retaining key employees. In addition to our request for additional shares, Tesoro is also requesting that the maximum aggregate number of shares of common stock with respect to which options may be granted be increased to 5,250,000 and restricted stock awards, deferred stock unit awards, performance stock awards, performance unit awards and other stock-based awards defined as Full Value Awards under the 2006 Plan be increased to 2,750,000. These changes provide the Compensation Committee of the Board of Directors greater flexibility to issue both options and Full-Value Awards as necessary to execute changes in Tesoro’s long-term incentive compensation strategy. In no event will the total amount of awards under the Plan exceed 6,000,000 shares.

If new shares are not approved for issuance under the 2006 Plan, we may be required to curtail use of long-term incentives, or issue cash-settled forms of long-term incentive compensation including full value phantom stock or stock appreciation rights which may carry higher stock-based compensation expense variability relative to stock-settled awards.

The Board of Directors believes that the proposed amendments, including the increase in the number of shares issuable under the 2006 Plan, and the other changes described below are in the best interests of Tesoro and its stockholders. The Board considers grants of options, restricted stock, or other stock-based incentive compensation provided under the 2006 Plan to be an effective method to attract and retain officers, directors, employees and to encourage long-term performance and productivity.

Proposed Amendments to the 2006 Long-Term Incentive Plan

Following is a summary of the material changes proposed to be made to the 2006 Plan. A copy of the proposed amendments to the 2006 Plan is attached as Annex B.

Increase in Shares Available.  The proposed amendment increases by 3,000,000 the number of shares of common stock available for issuance under the 2006 Plan to 6,000,000 shares.

Increase in Shares Available for Option Grants.  The proposed amendment increases by 3,000,000 shares to 5,250,000 the maximum number of shares with respect to which option grants may be made.

Increase in Shares Available for Restricted Stock and Other Awards.  The proposed amendment increases by 2,000,000 shares to 2,750,000 the maximum number of shares with respect to which restricted stock awards, deferred stock unit awards, performance stock award, performance unit awards and other stock-based awards defined as Full Value Awards under the 2006 Plan may be made.

Summary of the 2006 Long-Term Incentive Plan

The following is a summary of the principal features of the 2006 Plan and assumes the approval of the proposed amendments. This summary is qualified in its entirety by the specific terms of the 2006 Plan, a copy of which is available to any stockholder upon request, and the terms of the proposed amendments, a copy of which is attached as Annex B.

General Description.  The 2006 Plan is a flexible plan that permits the grant of options, restricted stock, deferred stock units, performance stock awards, performance units, other stock-based awards and cash-based awards.

Purpose.  The purpose of the 2006 Plan is to reward corporate officers and other employees of Tesoro by enabling them to acquire shares of common stock and to receive other compensation based on the increase in value of Tesoro common stock or certain other performance measures. The Plan is intended to advance the best interests of Tesoro and its stockholders by providing those persons who have substantial responsibility for the management and growth of Tesoro with additional performance incentives and an opportunity to obtain or increase their proprietary interest in Tesoro, thereby encouraging them to continue in their employment with Tesoro.

Term.  If approved by the stockholders, the amendment to the 2006 Plan will be effective as of May 6, 2008 and no awards may be granted under the 2006 Plan on or after May 3, 2016.

Administration.  The Compensation Committee of the Board of Directors (or a subcommittee comprised of at least two of its members) shall administer the 2006 Plan (the “Plan Committee”). In administering the 2006 Plan, the Plan Committee shall have the full power to:

•	determine the persons to whom and the time or times at which awards will be made;

•	determine the number and exercise price of shares of Tesoro common stock covered in each award, subject to the terms and provisions of the 2006 Plan;

•	determine the terms, provisions and conditions of each award, which need not be identical and need not match the default terms set forth in the 2006 Plan;

•	accelerate the time at which any outstanding award will vest;

•	prescribe, amend and rescind rules and regulations relating to administration of the 2006 Plan; and

•	make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the 2006 Plan.

All determinations and decisions made by the Plan Committee pursuant to the provisions of the 2006 Plan and all related orders and resolutions of the Plan Committee shall be final, conclusive and binding on all persons, including Tesoro, its stockholders, employees, holders and the estates and beneficiaries of employees and holders.

Eligibility.  All of Tesoro’s and its subsidiaries’ employees (approximately 5,500 people) are eligible to be selected to receive awards under the 2006 Plan. Actual selection of any eligible employee to participate in the 2006 Plan is within the sole discretion of the Plan Committee.

Maximum Shares Available.  The maximum amount of common stock which may be issued under the 2006 Plan may not exceed 6,000,000 shares, in the aggregate. Of such amount, the maximum number of shares of common stock with respect to which options may be granted is 5,250,000 and the maximum aggregate number of shares of common stock with respect to which restricted stock awards, deferred stock unit awards, performance stock awards, performance unit awards and other stock-based awards defined as Full Value Awards under the 2006 Plan may be granted is 2,750,000. The maximum number of shares of common stock with respect to stock options which may be granted to an employee during a fiscal year is 562,500. The maximum aggregate number of shares of common stock with respect to which restricted stock awards, deferred stock unit awards, performance stock awards, performance unit awards and other stock-based awards may be granted to an employee during a fiscal year is 187,500. Such limitations are subject to adjustment in accordance with the 2006 Plan.

If any outstanding award is forfeited or cancelled for any reason the shares of common stock allocable to the unexercised portion of that award may again be subject to an award granted under the 2006 Plan. If shares of common stock are withheld from payment of an award to satisfy tax obligations with respect to the award, such shares of common stock will count against the aggregate number of shares of common stock with respect to which awards may be granted under the 2006 Plan. If shares of common stock are tendered in payment of the option price of an option upon its exercise, such shares of common stock will not count against the aggregate number of shares of common stock with respect to which awards may be granted under the 2006 Plan.

Options

The Plan Committee may grant options under the 2006 Plan to eligible persons in such number and upon such terms as the Plan Committee may determine, subject to the terms and provisions of the 2006 Plan. Except for substitution awards (described below), all options granted under the 2006 Plan shall be nonqualified stock options which are not intended to satisfy the requirements of section 422 of the Internal Revenue Code.

The price at which shares of common stock may be purchased under an option shall be determined by the Plan Committee, but such price may not be less than 100% of the fair market value of the shares on the date the option is granted.

Unless specified otherwise in an option agreement, an option shall expire on the tenth anniversary of the date the option is granted. An option shall not continue to vest after the termination of the employment relationship between the optionee and Tesoro and its subsidiaries for any reason other than death or disability of the optionee, unless otherwise specified in an option agreement.

Subject to certain conditions and exceptions, an option which is or has become exercisable on the date on which an optionee ceases to be an employee of Tesoro:

•	for any reason other than death, disability or retirement shall terminate on the earlier of the tenth anniversary of the date the option is granted or the date that is one day less than three months after the termination of employment;

•	due to death or disability before the tenth anniversary of the date the option is granted shall terminate on the earlier of the tenth anniversary of the date the option is granted or the first anniversary of the date of the optionee’s death or disability; and

•	due to retirement before the tenth anniversary of the date the option is granted shall terminate on the earlier of the tenth anniversary of the date the option is granted or the third anniversary of the date of the optionee’s retirement.

The Plan Committee shall specify in the option agreement the time and manner in which each option may be exercised. Unless the Plan Committee specifies otherwise, the option agreement shall set forth the following terms:

•	no option granted under the 2006 Plan may be exercised before the optionee has completed one year of continuous employment with Tesoro or any of its subsidiaries following the date of grant of the option;

•	the option may be exercised with respect to up to 1/3 of the shares subject to the option beginning on the day after the first anniversary of the date of the grant of the option;

•	the option may be exercised with respect to up to an additional 1/3 of the shares subject to the option on each succeeding anniversary of the date of the grant of the option, so that after the third anniversary of the date of the grant of the option, the option shall be exercisable in full; and

•	to the extent not exercised, installments shall be cumulative and may be exercised in whole or in part until the option expires on the tenth anniversary of the date of the grant of the option.

The Plan Committee may accelerate the time in which any outstanding option may be exercised. However, in no event shall any option be exercisable on or after the tenth anniversary of the date of the grant of the option.

Unless otherwise provided in the applicable option agreement, no option granted under the 2006 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All options granted to an optionee under the 2006 Plan shall be exercisable during the lifetime of the optionee only by the optionee.

An optionee shall not have any rights as a stockholder with respect to common stock covered by an option until the date he exercises the option.

Restricted Stock

Under the 2006 Plan, the Plan Committee may award restricted stock to eligible persons selected by the Plan Committee. The amount of, the vesting and the transferability restrictions applicable to any award of restricted stock will be determined by the Plan Committee, provided that all shares will not fully vest in less than three years (subject to certain exceptions such as a change-in-control). Except with respect to dividends as described below, during the restriction period, the recipient of the restricted stock will have all the rights of a stockholder with respect to the shares of restricted stock included in the restricted stock award during the restriction period established for the restricted stock award. Dividends with respect to restricted stock paid in cash, property or rights to acquire shares of common stock shall be paid only at such time as the vesting restrictions on the restricted stock award are satisfied.

Also during the restriction period, the certificates representing the restricted stock shall be registered in the recipient’s name and bear a restrictive legend to the effect that ownership of the restricted stock, and the enjoyment of the rights appurtenant thereto, are subject to the restrictions, terms and conditions provided by the 2006 Plan. Such certificates will be deposited with Tesoro and shall be subject to forfeiture in accordance with the 2006 Plan and the restricted stock agreement.

Deferred Stock Unit Awards

The 2006 Plan authorizes the Plan Committee to grant deferred stock units to eligible persons in such amounts and upon such terms as the Plan Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any deferred stock unit award shall be determined by the Plan Committee, provided that all stock unit awards will not fully vest in less than three years (subject to certain exceptions such as a change-in-control).

A deferred stock unit shall be similar in nature to restricted stock except that no shares of common stock are actually transferred to the holder until a later date specified in the applicable award agreement. Each deferred stock unit shall have a value equal to the fair market value of a share of common stock.

Payments pursuant to a deferred stock unit award shall be made (i) at such time as the Plan Committee specifies in the holder’s award agreement and (ii) either in cash or shares of common stock as specified in the holder’s award agreement.

Each recipient of deferred stock units shall have no rights of a stockholder with respect to the holder’s deferred stock units. A holder shall have no voting rights with respect to any deferred stock unit awards.

Performance Awards

Under the 2006 Plan, the Plan Committee may grant performance stock and performance unit awards to eligible persons in such amounts and upon such terms as the Plan Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any performance stock or performance unit award shall be based upon the attainment of such performance goals as the Plan Committee may determine, provided that all performance stock or performance unit awards will not fully vest in less than three years (subject to certain exceptions such as a change-in-control). A performance goal for a particular performance stock or performance unit award must be established by the Plan Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the performance goal relates or (b) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain. A performance goal must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met and may be based on one or more of the following business criteria: earnings per share, earnings per share growth, total shareholder return, economic value added, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash flow from operations, cost reductions, cost ratios (per employee or per customer), proceeds from dispositions, project completion time and budget goals, net cash flow before financing activities, customer growth and total market value. Goals may also be based on performance relative to a peer group of companies. Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). Prior to the payment of any compensation based on the achievement of performance goals, the Plan Committee must certify in writing that applicable performance goals and any of the material terms thereof were, in fact, satisfied.

PROPOSAL NO. 3
RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT AUDITORS

The Tesoro Board of Directors has selected Ernst & Young LLP to serve as independent auditors of Tesoro for the fiscal year ending December 31, 2008. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of Tesoro for ratification at the annual meeting. Deloitte & Touche LLP has provided audit services to Tesoro for the years ended December 31, 2006 and 2007. The year ending December 31, 2008 will be the first year that Ernst & Young LLP is engaged to supply audit services to Tesoro. A representative of Ernst & Young LLP will be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

On March 6, 2008, the Audit Committee approved a change in its independent registered public accounting firm. The Audit Committee appointed Ernst & Young LLP to serve as its independent registered public accounting firm for the year ended December 31, 2008 and approved the dismissal of Deloitte & Touche LLP. Deloitte & Touche LLP was notified of their dismissal on March 6, 2008.

The audit reports of Deloitte & Touche LLP on Tesoro’s consolidated financial statements as of and for the two fiscal years ended December 31, 2006 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except for an explanatory paragraph relating to a change in the method of accounting in 2006 for refined product sales and purchase transactions with the same counterparty that have been entered into in contemplation of one another, and for its pension and other postretirement plans.

In connection with the audits of Tesoro’s financial statements for each of the two fiscal years ended December 31, 2006 and 2007 and through March 6, 2008, there were no disagreements with Deloitte & Touche LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused the firm to make reference to such disagreement in connection with its reports on Tesoro’s consolidated financial statements for such period. During each of the two fiscal years ended December 31, 2006 and 2007 and through March 6, 2008, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast are required to approve the appointment of Tesoro’s independent auditors. Under Delaware law and our Restated Certificate of Incorporation and By-laws, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will each be counted for purposes of determining the presence of a quorum but will not be counted and will have no effect on the outcome of the proposal.

The board of directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as independent auditors of Tesoro for the fiscal year ending December 31, 2008.

Audit Committee Report for 2007

The Audit Committee does not prepare financial statements or attest to their accuracy. The preparation, presentation and integrity of the Company’s financial reports are the responsibility of management. Deloitte & Touche LLP, the Company’s independent auditors for 2007, are responsible for auditing the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on their conformity to accounting principles generally accepted in the United States of America.

In performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and the independent auditors. It also provided oversight of the independent auditors, the Company’s internal audit function and the Company’s system of internal controls over financial reporting. In performing these duties, the Audit Committee met a total of five times during 2007 with management and representatives from internal audit and the independent auditors.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that might impact their objectivity and independence and based on such information satisfied itself as to the independence of the Company’s independent auditors. The Audit Committee also discussed with management, internal audit and the independent auditors the quality and adequacy of the Company’s internal controls and the audit scope and plans for audits performed by internal audit and the independent auditors.

The Audit Committee discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended by Statements 89 and 90, as well as other regulations and standards (Audit Committee Communications) and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed with internal audit and management significant items that resulted from internal audit examinations.

Based on the reviews and discussions referred to above with management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Audit Committee has engaged, subject to stockholder ratification, Ernst & Young LLP to audit the Company’s financial statements for 2008.

Audit Committee of the Board of Directors

Steven H. Grapstein, Chairman
John F. Bookout, III
Rodney F. Chase
Robert W. Goldman

April 3, 2008

Deloitte & Touche Fees for 2007 and 2006

For the years ended December 31, 2007 and 2006, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

Audit Fees

The aggregate fees for professional services rendered by the Deloitte Entities in connection with their audit of our consolidated financial statements and reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were approximately $3,693,550 for 2007 and $2,915,022 for 2006. The 2007 and 2006 audit fees include the audit of our internal control over financial reporting and management’s assessment thereof, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The aggregate fees for audit-related services rendered by the Deloitte Entities were approximately $562,163 for 2007 and $97,150 for 2006. The nature of the services performed for these fees were primarily employee benefit plan audits.

Tax Fees

The aggregate fees for tax services rendered by the Deloitte Entities were approximately $303,206 for 2007 and $68,764 for 2006 for matters such as consultation on sales, use and excise tax matters in both 2007 and 2006.

All Other Fees

There were no fees paid to the Deloitte Entities for services not included above for 2007 and 2006.

The Audit Committee of our Board of Directors has considered whether such non-audit services rendered by the Deloitte Entities are compatible with maintaining the Deloitte Entities’ independence. In accordance with the Audit Committee charter, all audit and permitted non-audit services to be performed by the Deloitte Entities must be approved in advance by the Audit Committee and all pre-approvals of audit and non-audit services performed by the Deloitte Entities have been conducted solely by the Audit Committee since the beginning of 2003.

STOCK OWNERSHIP

Security Ownership by Directors and Executive Officers

The following table shows the beneficial ownership of our common stock reported to us as of February 25, 2008, including shares as to which a vested right to acquire ownership exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act and shares credited to accounts under our Thrift Plan, for each director and nominee, the CEO, our other four most highly compensated officers during 2007 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of our common stock listed.

				Common Stock
		Common	Common	for which
		Stock	Stock	Beneficial
	Common	Underlying	Credited	Ownership is		Total Stock-
	Stock Owned	Exercisable	under Thrift	Otherwise		Based	Percent of
	of Record(1)	Options(2)	Plan	Attributed		Ownership(3)	Class

John F. Bookout, III	16,707	16,000	-			32,707		*
Rodney F. Chase	1,849	16,000	-			17,849		*
Robert W. Goldman	3,725	34,000	-			37,725		*
Steven H. Grapstein	73,797	52,000	-	21,502	(4)	147,299		*
William J. Johnson	28,285	48,000	-			76,285		*
J.W. (Jim) Nokes	1,919	16,000	-			17,919		*
Donald H. Schmude	12,643	60,000	-			72,643		*
Michael E. Wiley	6,675	28,000	-			34,675		*
Bruce A. Smith	1,768,546	3,762,132	21,067			5,551,745	3.93%
William J. Finnerty	93,084	207,298	3,260			303,642		*
Gregory A. Wright	67,053	209,532	7,003			283,588		*
Everett D. Lewis	51,084	289,564	263			340,911		*
Otto C. Schwethelm	11,000	36,798	8,426			56,224		*
All directors and executive officers as a group (26 individuals)	2,368,845	5,519,646	106,823	22,411	(4)(5)	8,017,726	5.60%

*	Less than 1.0%

(1)	Includes shares of unvested restricted stock.

(2)	Includes shares that the listed persons had the right to acquire through the exercise of stock options on February 25, 2008, or within 60 days thereafter.

(3)	Units of phantom stock payable in cash that have been credited to the directors under the Phantom Stock Plan are not included in the shares shown above.

(4)	Mr. Grapstein disclaims beneficial ownership for the shares shown, which are held in accounts for his spouse and minor children.

(5)	Includes 909 shares owned by an executive officer’s spousal IRA.

The following table summarizes, as of December 31, 2007, certain information regarding equity compensation to our employees, officers, directors and other persons under our equity compensation plans.

Equity Compensation Plan Information

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be	Weighted-Average	under Equity
	Issued upon	Exercise Price of	Compensation Plans
	Exercise of	Outstanding	(Excluding
	Outstanding	Options, Warrants	Securities
	Options,	and	Reflected in the
Plan Category	Warrants and Rights	Rights	Second Column)

Equity compensation plans approved by security holders	7,837,072	$19.48	1,835,252
Equity compensation plans not approved by security holders(1)	252,738	$4.83	-

Total	8,089,810	$19.02	1,835,252

(1)	The Key Employee Stock Option Plan was approved by our Board of Directors in November 1999 and provided for stock option grants to eligible employees who are not our executive officers. The options expire ten years after the date of grant. Our Board of Directors has suspended any future grants under this Plan.

Security Ownership by Certain Beneficial Owners

The following table sets forth information from filings made with the SEC as to each person or group who as of February 15, 2008 beneficially owned more than 5% of the outstanding shares of Tesoro common stock.

	Amount and Nature of Beneficial Ownership
	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Class

FMR LLC(1)	18,938,071	13.825%
82 Devonshire Street Boston, MA 02109

(1)	According to an amended Schedule 13G filed with the SEC, FMR LLC, a parent holding company, has sole voting power with regard to 2,287,363 shares of Tesoro common stock and sole dispositive power with regard to 18,938,071 shares of Tesoro common stock. According to the amended Schedule 13G, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment advisor in accordance with Rule 13d-1 of the Securities Exchange Act of 1934 is the beneficial owner of 16,673,058 shares of Tesoro common stock as a result of acting as investment advisor to various investment companies. FMR LLC, through its control of Fidelity and the funds, and Edward C. Johnson 3d, Chairman of FMR LLC, each has sole power to dispose of the 16,673,058 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR, LLC and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 828 shares, or 0.001%, of the common stock outstanding of Tesoro, beneficially owned through Strategic Advisers, Inc.

Pyramis Global Advisors, LLC (“PGALLC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 776,400 shares or 0.567% of the outstanding common stock of Tesoro as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares.

Edward C. Johnson 3d and FMR, LLC, through its control of PGALLC, each has sole dispositive power over 776,400 shares and sole power to vote or to direct the voting of 776,400 shares of common stock owned by the institutional accounts or funds advised by PGALLC as reported above.

Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 954,785 shares or 0.697% of the outstanding common stock of Tesoro as a result of its serving as investment manager of institutional accounts owning such shares.

Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 954,785 shares and sole power to vote or to direct the voting of 913,285 shares of common stock owned by the institutional accounts managed by PGATC as reported above.

Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number on non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under Section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 533,000 shares or 0.389% of the common stock outstanding of Tesoro.

FIL has sole dispositive power over 533,000 shares owned by the International Funds. FIL has sole power to vote or direct the voting of 467,800 shares and no power to vote or direct the voting of 65,200 shares of common stock held by the International Funds as reported above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock or other of our equity securities. We believe that during the year ended December 31, 2007, our directors, executive officers and holders of more than 10% of our voting stock complied with all Section 16(a) filing requirements.

CERTAIN TRANSACTIONS

Tesoro did not have any transactions with any related persons requiring disclosure during 2007.

Our Board of Directors has not adopted a formal written related person transaction approval policy. However, Tesoro has historically used the procedure described below when reviewing, approving, or ratifying “related person transactions”. For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which Tesoro is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by Tesoro to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person”;

•	transactions available to all employees or all stockholders on the same terms;

•	purchases of supplies from Tesoro in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Tesoro’s filings with the SEC; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and Tesoro, involve less than $120,000 in a fiscal year.

Our Audit Committee approves any related person transaction before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it is brought to the Audit Committee for ratification, amendment or rescission. The chairman of our Audit Committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the Audit Committee, provided that any action by the chairman of our Audit Committee must be reported to our Audit Committee at its next regularly scheduled meeting.

Our Audit Committee analyzes the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to Tesoro;

•	whether the transaction is material to Tesoro;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

Our Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Tesoro and the related person following certain procedures designated by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We compensate our management through a combination of base salary, annual incentive bonuses and long-term equity-based awards which are designed to be competitive with those of comparable companies and to align executive performance with the long-term interests of our stockholders.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our Compensation Committee

Our Compensation Committee approves all compensation and awards to executive officers including the CEO, CFO and the other three executive officers named in the Summary Compensation Table on page 47, all of whom we refer to as the named executive officers or NEOs. The Committee’s membership is determined by the Board of Directors and is currently composed of four non-management directors, all of whom are independent under SEC and NYSE rules.

The Compensation Committee periodically approves and adopts, or makes recommendations to the Board for Tesoro’s compensation decisions (including the approval of options and restricted stock to executive officers). The CEO, the General Counsel, the Vice President, Human Resources and the Managing Director, Compensation, Recognition and Talent Acquisition attend regular Committee meetings. Each meeting concludes with an executive session during which only the Committee members, all of whom are non-management, independent directors, are present. The Committee regularly engages Towers Perrin as a consultant to review Tesoro’s compensation practices and to compare the compensation of Tesoro’s executive officers to those of a comparative group.

The Compensation Committee meets outside the presence of all of our executive officers, including the NEOs, to consider appropriate compensation for our CEO. With respect to our CEO, the Governance Committee receives a list of goals from the CEO each year during the first quarter. At year-end, the CEO formally reviews his performance against these individual goals with the Governance Committee. The Governance Committee then analyzes the CEO’s performance and reports the results to the Compensation Committee which determines his base salary, annual cash incentive plan award payout and long-term equity incentive awards based on the assessment of his performance. For all other executive officers, including our

NEOs, our CEO makes recommendations to the Compensation Committee with respect to the appropriate base salary, payments to be made under our annual cash incentive program and grants of long-term equity incentive awards for all NEOs, excluding himself. Based in part on these recommendations from our CEO and other considerations discussed below, the Compensation Committee approves the annual compensation package of our executive officers other than our CEO.

The annual performance review of our executive officers is considered by the CEO and the Compensation Committee when making decisions on setting base salary, targets for and payments under our annual cash incentive plan and grants of long-term equity incentive awards. When making these decisions for our executives, the Compensation Committee considers the importance of the position to us, the past salary history of the individual, the competitive landscape for the executive officer’s position and skill set and the contributions to be made by the executive officer to us. When approving changes in compensation for our officers at the Senior Vice President and above level, the Compensation Committee also reviews a tally sheet for each executive. Tally sheets set forth the dollar amounts of all components of each senior executive’s current compensation including salary, annual cash incentive compensation, long-term equity incentive awards, retirement plans, health and welfare benefits and other benefits including perquisites. These tally sheets allow the Compensation Committee to review how a change in the amount of each compensation element affects each executive’s total compensation and to review each executive’s total compensation in the aggregate. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for our executives was consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation to be awarded to our executives solely based upon the review of tally sheets. The Compensation Committee also reviews the analyses and recommendations of Towers Perrin when making its decision.

In February 2006, the Committee approved the 2006 Plan which was subsequently approved by our stockholders at the annual meeting in May 2006. The Committee adopted the 2006 Plan to serve as a key element in aligning employees’ efforts with the creation of future stockholder value. The Committee also adopted the Tesoro Corporation 2006 Long-Term Stock Appreciation Rights Plan, the purpose of which is to provide incentives and reward key managers and other employees by enabling them to receive compensation based on the increase in the value of our common stock. None of our NEOs received any awards under this plan.

During 2007, the Committee engaged Towers Perrin as a consultant to review our compensation practices and to compare the relative compensation for 18 senior management positions, including those of our NEOs, with Towers Perrin’s “smokestack industry” group, which consists of 250 companies, and verified the results by comparing Tesoro’s NEO compensation to that of Sunoco, Inc., and Valero Energy Corporation. We believe that this group of companies provides an appropriate basis for comparison because we compete for executive talent with this group and, in the cases of Sunoco and Valero, because they are companies in our industry, with similar assets and businesses to Tesoro. Towers Perrin concluded that Tesoro’s compensation aligned with its compensation philosophy of targeting base salaries and cash incentive compensation to the 50th percentile of the “smokestack industry” group with a 75th percentile target for exceptional performance and granting long-term equity incentives at the 75th percentile of the “smokestack industry” group.

The Committee reviewed all components of compensation for our executive officers, including salary, target bonus, long-term equity incentives, the dollar value to the executive and cost to Tesoro of all perquisites and all severance and change-in-control arrangements. Based on this review, the Committee determined that the compensation paid to our executive officers is consistent with our compensation philosophy.

Compensation Philosophy

Our total compensation philosophy is to provide the right mix of cash and equity awards, fixed versus variable compensation, and employee benefits for our NEOs, senior executives and other employees to:

•	Enable us to attract and retain the right talent;

•	Inspire teamwork and motivate superior performance;

•	Compensate all employees competitively and equitably; and

•	Align executive performance with the long-term interests of our stockholders.

Attracting and retaining talent.  To attract and retain executives with the ability and experience necessary to lead us and deliver strong performance to our stockholders, we target base salaries and annual cash incentive payments at the 50th percentile with a “stretch” component for exceptional performance at the 75th percentile. We have chosen the 50th percentile because we believe it allows us to attract and retain executives and we have chosen the 75th percentile (for annual cash incentives only) as a target for exceptional performance because we believe it will provide an appropriate incentive to exceed better than targeted financial and operational results. For each individual officer, we also consider our needs for that officer’s skill set, experience, the contribution that the officer has made or we believe will make, whether the executive officer’s skill set is easily transferable to other potential employers and the competitive landscape for the executive officer’s skill set and position because we believe that we compete not only with a peer group of independent refiners, consisting of Alon USA Energy, Inc., Frontier Oil Corporation, Holly Corporation, Marathon Oil Corporation, Sunoco, Valero and Western Refining, Inc., for executive talent but also with the major integrated oil companies, such as ExxonMobil, Shell Oil Products, ConocoPhillips, and Chevron, for these individuals. We annually review the companies in our peer group and add or remove companies as necessary.

Inspire teamwork and motivate superior performance.  We use a combination of business unit/team goals and individual performance measures to inspire teamwork and motivate exceptional performance.

Annual incentive compensation awards are based on the actual achievement of certain corporate and business unit/team performance goals, including certain business initiatives aimed at improving future earnings, which are determined by the Compensation Committee at the beginning of each year. For our NEOs, a portion (25% for 2007) of each individual award is based on an individual performance evaluation instead of business unit/team goals. The goals are set so that the attainment of the targets is not assured and requires significant effort by our executives. In 2007, the payout percentage for the NEOs was between 83% and 228% of the target, with an average of 132%.

Long-term awards are primarily determined through benchmarking these incentives against our peer group. However, individual performance is also considered when making long-term award decisions. Together, our annual and long-term incentive compensation programs are designed to:

•	Focus executives on measurements that encourage strong financial and operational performance to improve stockholder value;

•	Encourage the creation of stockholder value through the achievement of strategic objectives; and

•	Emphasize a performance-oriented compensation strategy that balances rewards for short-term and long-term results in which a significant portion of executive compensation is contingent on achieving company performance measures and increasing stockholder value.

Compensating all employees competitively and equitably.  We provide a total compensation program that we believe will be perceived by both our NEOs and our stockholders as fair and equitable. In addition to conducting analyses of market pay levels and considering individual circumstances related to each NEO, we also consider the pay of each NEO relative to each other NEO and relative to other members of the management team. We have designed the total compensation programs to be consistent for our entire executive management team.

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, vision care, disability insurance and life insurance benefits, and a 401(k) savings plan and a qualified pension plan.

Aligning performance with stockholder interests.  We seek to align the performance of our NEOs with stockholder interests through the grant of stock options and shares of restricted stock under our long-term incentive plan as well as basing part of each NEO’s annual bonus on stockholder return. We generally target our annual long-term equity grants up to the 75th percentile of the “smokestack industry” group because we believe that the resulting financial benefits or impact of many of the decisions we make regarding capital expenditures and strategic planning take several years to determine and future returns depend on supply and demand factors that typically cycle from highs to lows and back again and therefore we believe that these long-term incentives need to be at this higher level because of the increased uncertainty associated with these awards and because these awards will encourage our leadership to remain with Tesoro through the highs and lows of the cycles, which we believe will, in turn, foster consistency of vision, optimal financial results and a determined focus on building long-term stockholder value. We also believe that a portion of our NEOs’ short-term annual compensation should be dependent on the price of our common stock. We recognize that since the price of our common stock is subject to external factors, we also tie annual incentive compensation to our financial and operational performance and to individual performance. The stock options granted to our NEOs vest solely based on the passage of time and only during their employment with Tesoro, except in the event of a change-in-control. We use stock options because we believe that options will generate value to the recipient only if our stock price increases during the term of the option which also benefits our stockholders. In addition, we believe that time-vested equity awards encourage long-term value creation and executive retention because executives can realize value from such awards only if they remain employed by us until the awards vest. We also grant restricted stock to help our executive officers comply with our stock ownership guidelines (which are described below).

Elements of Executive Compensation

Our executive compensation program is designed to reflect the philosophy and objectives we have described above. The elements of executive pay are presented in the table below and discussed in more detail in the following paragraphs:

Component	Type of Payment/Benefit	Purpose
Base Salary	Fixed annual cash payments with each executive eligible for annual increase.	Attract and retain talent.
Annual Performance Incentives	Performance-based annual cash payment.	Focus on corporate, team/business unit and individual goals.
Long-term Incentives	Stock option awards and restricted stock grants.	Align individual and team/business unit performance with interests of stockholders.
Other Executive Benefits	Nonqualified deferred compensation, retirement and fringe benefits.	Provide competitive level of benefits to attract and retain executives and key management level employees.
Health and Welfare Benefits	Fixed and available to all employees.	Attract and retain talent. Equitable pay.

We view the base salary and incentive bonus components of compensation as related and designed to reward executives on an annual basis, while we make determinations regarding long-term incentives with a longer time horizon than we do the cash components. The benefits provided to our executives and employees are designed to be consistent both in design and value with benefits offered by the fully integrated oil and gas companies and our peer group of independent refiners with whom we compete for talent. Although our compensation committee does review total compensation and will make, and has made, adjustments if it believes total compensation is not aligned with our compensation philosophy and objectives (based, in part, on the Towers Perrin Report and in part on the Committee’s subjective determination), we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. We make our salary and annual bonus decisions so that we can remain competitive with our peer group and larger integrated oil companies in attracting and retaining our executives and we grant long-term incentive awards up to the 75th percentile target because of the long-term nature of many of our capital spending decisions and strategic objectives. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and annual compensation (base salary and annual performance incentives), between cash and non-cash compensation, or among different forms of non-cash compensation.

Base Salaries.  Base salaries for our NEOs are reviewed each year through comparisons with the market survey data described above. The Committee does not consider any financial performance criteria or use a formula to determine salary increases. Rather, the Compensation Committee, using its discretion, considers market based salary rates at the 50th percentile of the competitive peer group and individual roles and performance contributions.

The base salaries paid to our NEOs in 2007 are set forth below in the Summary Compensation Table on page 47. For 2007, base salary cash compensation for our NEOs was approximately $3.4 million with our CEO receiving approximately $1.2 million. We believe that the salaries paid achieved our objectives and were within our target.

Annual Performance Incentives.  We established an annual incentive compensation program in order to emphasize pay for performance. We believe that this program helps focus our NEOs’ efforts in driving operating results that generate superior performance. The target bonus opportunity represents approximately 55% to 120% of an NEO’s base salary if the target is met. If the target is exceeded, the bonus opportunity can exceed 100% with the maximum bonus opportunity ranging from 96.25% to 300% of the NEO’s base salary.

Under our 2007 incentive compensation program, the Committee established individual objectives that it believed were the appropriate measures to align the goals of increasing stockholder value and creating the opportunity for Tesoro to continue to grow by increasing cash generation. These individual goals reflect the nature of each NEO’s area of responsibility. For example, the goals for all of the NEOs responsible for operations include goals for safety and environmental stewardship. Senior executive target awards were structured such that 25% of the annual incentive opportunity was tied to individual performance evaluations and 75% was tied to the following corporate financial objectives:

•	Earnings per share (50%); and

•	Relative total stockholder return ranking versus Valero and Sunoco measured on December 31 (25%).

In setting the earnings per share target for 2007, the Committee used the consensus estimates for earnings per share of the stock market analysts researching our common stock as a starting point. The Committee then established the target earnings per share at 10% higher than this consensus. During 2007, after completion of the Shell and USA Petroleum acquisitions, the Committee adjusted this target by reviewing the acquisition economics prepared by management and management’s estimate of the projected increase in earnings per share resulting from these acquisitions. With respect to the relative stockholder return ranking, we measured the increase in our stock price during 2007 and compared the increase in our stock price to those of Sunoco and Valero. A ranking of first results in a maximum bonus, second, a target bonus and third, a minimum bonus so long as the earnings per share target was attained. In 2007, Tesoro achieved a ranking of first compared to Sunoco and Valero in the total stockholder return comparison. The threshold for making incentive payments is 80% of the target with the maximum payment being made if 130% of target is achieved. The Committee has the discretion to change the outcome of the annual cash incentive calculation and did so for Mr. Lewis and one other executive officer in 2007 because of their roles in the Shell and USA Petroleum acquisitions. In January 2008, the Committee reviewed each NEO’s achievement of these goals during 2007 and approved the cash incentive compensation disclosed in the Summary Compensation Table.

Long-Term Incentives.  We believe that our senior executives, including our NEOs, should have an ongoing stake in our success. We also believe that these executives should have a considerable portion of their total compensation tied to stock price performance since stock-related compensation is directly tied to stockholder value.

Our long-term incentives are in the form of stock options and shares of restricted stock. We target annual long-term equity awards at the 75th percentile of the “smokestack industry” group. We determine this percentile first by reviewing the value of long-term equity incentives of the “smokestack industry” group and determining a value for the 75th percentile and then by making a calculation based upon our stock price, the volatility of our stock price, a “risk free” rate of return, dividend yield and expected life of the award. We use a mix of 70% stock options/30% restricted stock in making these awards. Tesoro has historically granted all long-term equity incentives at the Compensation Committee’s meeting in late January or early February of each year. We have chosen this time because it is the first meeting of each calendar year at which our results of operations from the previous year are available to the Compensation Committee. We do not time stock option or restricted stock grants in coordination with the release of material non-public information. In February 2007, the Compensation Committee adopted an equity award governance policy which formalized this practice. Among other things, the policy prohibits the issuance of stock options at a price less than the closing sale price of our common stock on the date of grant.

Option grants generally have a term of ten years and vest over three years. Restricted stock grants vest over three years. Vesting is accelerated in certain events described under “Employment Contracts and Management Stability Agreements,” and “Estimated Payments Upon Change-In-Control or Termination.”

Executive Benefits.  We provide certain benefits and perquisites to executive officers. These benefits and perquisites are not tied to any formal performance criteria and are intended to serve as part of a competitive total compensation package. These benefits and perquisites include, but are not limited to, supplemental retirement plans, nonqualified deferred compensation plans, change-in-control arrangements and, for certain senior executive officers, employment agreements and reimbursement for certain club membership fees, estate planning and financial planning services. In addition, to maximize the time that Mr. Smith spends on Tesoro business, and for safety and security reasons, Tesoro permits Mr. Smith to use Tesoro’s airplane for personal travel. Mr. Smith reimburses Tesoro for his personal use of the airplane. See page 49 for additional details.

Nonqualified Deferred Compensation.  Our named executive officers are eligible to participate in our Executive Deferred Compensation Plan (“EDCP”). The purpose of the EDCP is to provide executives and key management personnel the opportunity to make additional pre-tax deferrals capped under our qualified 401(k) plan (“Thrift Plan”), due to salary and deferral limitations imposed under the Internal Revenue Code and as an additional resource for compensation and tax planning.

Participants may elect to defer up to 50% of their base salary and/or up to 100% of their annual bonus compensation after FICA tax deductions. Tesoro matches the participant’s contributions dollar-for-dollar up to 4% of eligible earnings above the IRS salary limitation (i.e., $225,000 for 2007). A participant will vest in the company contributions upon the completion of three years of service credit under the terms of the Thrift Plan. Those participants that are eligible for supplemental retirement benefits under Tesoro’s Amended Executive Security Plan (“ESP”), are eligible to defer compensation under the EDCP, but are not eligible for the matching provisions of the EDCP. Messrs. Smith, Finnerty, Wright and Lewis are eligible for benefits under the ESP. The EDCP Plan also permits us to make discretionary contributions to participants’ accounts from time to time in amounts and on terms as we may determine. No such additional discretionary contributions have been made on behalf of any of our senior executive’s, including the NEOs, accounts to date.

Participants are able to direct investment selections for their own accounts and may change the investment allotment at anytime, subject to restrictions. The investment selection generally includes mutual funds available through the Thrift Plan, except Tesoro Stock which is not offered in the EDCP.

As imposed by Section 409A of the Internal Revenue Code, a participant must wait six months, except in the event of a death, before receiving a distribution of their benefit from the EDCP. Distributions at retirement or termination will be made in accordance to the distribution election made by the participant at the time of their deferral election. Participants may select distributions to be made in the form of a lump sum or installments (no more frequently than monthly) over a period of two to fifteen years. If a participant does not designate a distribution direction at the time of deferral, the default distribution is that the deferral account balance will be distributed in a lump sum payment on the seventh month following retirement or termination, whichever comes first. For vested deferral account balances that are less than $100,000 at the time of termination will be distributed in the form of a lump sum, paid in cash, regardless of the participant’s distribution selection.

Retirement Plans.  We maintain a noncontributory qualified retirement plan that covers officers and other eligible employees. Benefits under the plan are payable either on a straight-life annuity basis or a lump-sum basis, if employment began prior to January 1, 2006, and are based on the average monthly earnings, years of service and ages of participating employees. Average monthly earnings used in calculating retirement benefits are primarily salary and bonuses received by the participating employee during the 36 consecutive months that produce the highest average monthly rate of earnings out of the last 120 months of service.

In addition, we maintain an unfunded executive security plan, the Amended Executive Security Plan, which we refer to as the ESP, for certain executive officers and other defined key personnel. The ESP provides for a monthly retirement benefit equal to a percentage of the officer’s highest average monthly salary for any consecutive 36-month period during the 120 months preceding retirement (“Earnings”). The monthly retirement benefit percentage is defined as the sum of 4% of Earnings for each of the first ten years of employment, plus 2% of Earnings for each of the next ten years of employment, plus 1% of Earnings for each of the next ten years of employment. The maximum percentage is 70%. The ESP provides for the payment by us of the difference, if any, between (a) the total retirement income payment calculated above and (b) the sum of retirement income payments from our Retirement Plan, Social Security and retirement benefits from predecessor companies where service time with the predecessor employer is recognized in accordance with a facility acquisition agreement.

Employment Contracts, Management Stability Agreements and Change-In-Control and Termination Arrangements

We provide the opportunity for our NEOs to be protected under the severance and change-in-control provisions contained in their employment agreements. We believe that these provisions help us to attract and retain an appropriate caliber of talent for the position. Our severance and change-in-control provisions for the NEOs are summarized in “Employment Contracts and Management Stability Agreements” on page 51 and “Estimated Payments Upon Change-In-Control or Termination” beginning on page 59.

The Compensation Committee and management also reviewed potential payments to our NEOs under termination and change-in-control scenarios including:

•	normal and early retirement;

•	death and disability;

•	voluntary termination for good reason;

•	involuntary (not for cause) termination;

•	termination for cause; and

•	termination following a change in control.

This review included potential severance payment obligations, potential values of accelerated shares of restricted stock and stock options, and projected payment obligations in connection with our retirement and savings programs, health and welfare plans, and other executive benefits. The Compensation Committee determined that the total potential payments, in the aggregate, for our NEOs under each scenario to be reasonable and not excessive.

Stock Ownership Guidelines

Tesoro’s Board has established stock ownership guidelines to:

•	Strengthen the alignment of director and senior executive interests with those of stockholders;

•	Further promote Tesoro’s longstanding commitment to sound corporate governance; and

•	Demonstrate the confidence in our long-term prospects by our Directors, CEO, Executive Vice Presidents and Senior Vice Presidents.

As of December 31, 2007, we had eight non-employee directors, three Executive Vice Presidents and seven Senior Vice Presidents subject to the stock ownership policies. Under the guidelines, each of the executives named below is required to retain 50% of the net shares obtained from an option exercise or restricted stock grant until he or she satisfies the ownership guidelines based on the lesser of a multiple of salary or the number of shares as set forth in the following table.

Position	Stock Ownership Guideline

Chief Operating Officer	4x annual base salary or 44,000 shares
Executive Vice Presidents	3x annual base salary or various ranges from 21,000 to 27,000 shares
Senior Vice Presidents	2x annual base salary or various ranges from 9,000 to 12,000 shares
Non-employee Directors	3x annual retainer or 4,600 shares

The stock ownership guidelines for our CEO are included in his employment contract which is described on page 51.

2008 Compensation Program

On February 28, 2008 the Compensation Committee approved the 2008 Program covering our NEOs and certain other officers, whom we refer to as Participants. Except as noted otherwise, the 2008 Program covers a one-year performance period ending December 31, 2008. Tesoro’s 2008 earnings before interest and financing costs, interest income and other, income taxes, and depreciation and amortization, or EBITDA must meet a threshold level of $1 billion or greater before any percentage of the 2008 Program is funded. If the EBITDA performance threshold is achieved, cash bonuses will be distributed to Participants based on the following performance metrics: (i) total stockholder return relative to Sunoco and Valero on a cumulative two-year basis measured at the end of 2008 with no bonuses paid for this portion of the 2008 Program if total stockholder return is negative for the two-year period; (ii) a combination of corporate-wide and business unit scorecards containing quantitative measurements of safety, capital management, expense control, and cash improvement initiatives among others; and (iii) a discretionary evaluation by the Board of Directors of a Participant’s individual performance.

EBITDA is a non-GAAP financial measure. EBITDA should not be considered as an alternative to net earnings or income, earnings before income taxes, net cash from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.

We define EBITDA as net income plus:

•	Interest and financing costs;

•	Interest income and other;

•	Income taxes; and

•	Depreciation and amortization.

Impact of Regulatory Requirements on Compensation

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly-held corporation of compensation in excess of $1 million paid to the CEO or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the

Internal Revenue Code. We believe that our stock option grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). The Compensation Committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the Compensation Committee and the Board believe that it is in the best interest of Tesoro that the Compensation Committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the Compensation Committee as well as other corporate goals that the Compensation Committee deems important to our success, such as encouraging employee retention and rewarding achievement.

Nonqualified Deferred Compensation.  On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, we believe we are in compliance with the statutory provisions which were effective January 1, 2005.

Policy on Recovery of Compensation.  Our CEO and CFO are required to repay certain bonuses and equity-based compensation they receive if we are required to restate our financial statements as a result of misconduct as required by Section 304 of the Sarbanes-Oxley Act of 2002.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Tesoro has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation Committee.

William J. Johnson, Chairman
John F. Bookout, III
J.W. (Jim) Nokes
Michael E. Wiley

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and CEO, our CFO and our three other highest paid executive officers for 2006 and 2007.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Earnings(5)	Compensation	Total
Position	Year	($)	($)	($)	($)	(4)($)	($)	(6)($)	($)
Bruce A. Smith Chairman of the Board of Directors, President and Chief Executive Officer	2007	1,200,000	-	4,046,917	13,300,967	1,620,000	1,478,043	95,516	21,741,443

	2006	1,180,822	-	3,568,262	4,254,455	2,190,000	4,834,962	43,113	16,071,614

William J. Finnerty Executive Vice President – Strategy and Asset Management(7)	2007	751,299	-	582,846	1,367,614	886,000	1,344,342	44,438	4,976,539

	2006	659,890	-	408,348	830,373	1,136,211	662,136	33,564	3,730,522

Gregory A. Wright Executive Vice President and Chief Administrative Officer	2007	605,858	-	502,757	1,116,608	571,520	1,353,586	49,681	4,200,010

	2006	572,055	-	407,016	794,318	808,946	1,726,355	29,983	4,338,673

Everett D. Lewis Executive Vice President and Chief Operating Officer(7)	2007	540,685	487,000	378,146	828,502	517,000	1,192,893	6,215	3,950,441

	2006	442,808	-	253,494	452,386	580,781	1,141,934	3,018	2,874,421

Otto C. Schwethelm Vice President, Chief Financial Officer	2007	319,074	-	-	340,498	159,395	106,238	26,427	951,632

	2006	270,000	-	-	242,268	179,719	172,472	15,977	880,436

(1)	The annual cash incentive award that is paid to the executive officers is reflected under the Non-Equity Incentive Plan Compensation column. The bonus amount for Mr. Lewis represents a discretionary bonus.

(2)	The amount shown in this column reflects the compensation expense for restricted stock awards held by the NEOs recognized by Tesoro in 2007 and 2006 in accordance with SFAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the NEOs in 2007 and 2006. The restricted stock awards for which this expense is shown in the Summary Compensation Table (“SCT”) also includes awards granted in 2005, 2004, and 2003 for which Tesoro recognized expense in 2007 and 2006. A discussion of the assumptions used in calculating the compensation cost is set forth in Note O to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K.

(3)	The amount shown in this column reflects the compensation expense for options and phantom option shares held by the NEOs recognized by Tesoro in 2007 and 2006 in accordance with SFAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the NEOs in 2007 and 2006. The stock option awards for which this expense is shown in the SCT also includes awards granted in 2005, 2004, 2003 and 2002 for which Tesoro continued to recognize expense in 2007 and 2006. Also included in this column is $8,162,776 and $630,425 recognized as expense in 2007 and 2006, respectively, related to phantom option shares granted to Mr. Smith in 1997. A discussion of the assumptions used in calculating the compensation cost is set forth in Note O to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K.

(4)	The amount shown in this column represents the annual cash incentive award earned under the 2006 and 2007 Incentive Compensation Programs.

(5)	The change in pension value is the increase during 2007 of the value of each executive’s pension benefits under the pension plans described in the Pension Benefits section. The value of the accumulated plan benefits for year end 2006 and 2005 were calculated using the same methodology outlined in the Pension Benefits section as for 2007 except that the assumptions used are as of December 31, 2006 and December 31, 2005, respectively, for financial reporting purposes. The assumptions for 2006 and 2005 include a discount rate of 6% and 5.50%, respectively, the 1994 Group Annuity Mortality Tables and the 1983 Group Annuity Mortality Tables, respectively, and for the Tesoro Corporation Retirement Plan “Retirement Plan”, that each employee will elect a lump sum payment at retirement using an interest rate of 6.5% and 7%, respectively, as well as the mortality table described in Revenue Procedure 2001-62. The assumptions used for 2007 are noted in the Pension Benefits Table on page 55. Mr. Smith’s change in pension value for 2006 represents the difference between the value of his Executive Security Plan “ESP” benefit as of December 31, 2006 that he is entitled under his amended employment agreement dated November 1, 2006, and the value of the ESP benefit as of December 31, 2005, as noted in his previous employment agreement plus the change of the value under the Retirement Plan from December 31, 2005 to December 31, 2006. A nonqualified defined contribution plan was put into place in 2007. Refer to the Nonqualified Deferred Compensation section for further details.

(6)	The tables below provide the incremental cost of the components of the Other Annual Compensation provided by or paid for by Tesoro for the NEOs in 2007 and 2006.

2007 Other Annual Compensation ($)
	Bruce A.	William J.	Gregory A.	Everett D.	Otto C.
	Smith	Finnerty	Wright	Lewis	Schwethelm
Personal Use of Aircraft	-	-	-	-	-

Financial and Tax Planning	15,076	15,151	15,220	-	-

Estate Planning and Will Preparation	-	1,750	6,798	-	-

Executive Annual Physical	-	-	-	-	-

Social Club Membership	-	6,350	5,002	-	49

Thrift Plan Company Contributions	15,500	15,500	15,500	2,154	15,500

Executive Deferred Compensation Plan Company Contributions	-	-	-	-	10,878

Restricted Stock Dividends	64,940	5,687	7,161	4,061	-

Tax Gross-Ups	-	-	-	-	-

Cost of Living Adjustment	-	-	-	-	-

Relocation	-	-	-	-	-

Total	95,516	44,438	49,681	6,215	26,427

2006 Other Annual Compensation ($)
	Bruce A.	William J.	Gregory A.	Everett D.	Otto C.
	Smith	Finnerty	Wright	Lewis	Schwethelm
Personal Use of Aircraft	-	-	-	-	-

Financial and Tax Planning	4,575	4,575	4,575	-	-

Estate Planning and Will Preparation	-	-	-	-	-

Executive Annual Physical	-	6,414	-	-	-

Social Club Membership	385	3,744	4,801	-	577

Thrift Plan Company Contributions	15,400	15,400	15,400	1,731	15,400

Restricted Stock Dividends	22,753	1,614	2,453	1,287	-

Tax Gross-Ups	-	1,817	2,754	-	-

Cost of Living Adjustment	-	-	-	-	-

Relocation	-	-	-	-	-

Total	43,113	33,564	29,983	3,018	15,977

Personal Use of Aircraft:  Mr. Smith is the only officer that uses Tesoro’s aircraft for personal use. The methodology that we use to calculate our incremental direct operating cost for Mr. Smith’s personal use of the aircraft is based on the cost of fuel, trip-related airport fees, and pilot meals and lodging. Since the aircraft is primarily used for business travel, the methodology excludes the fixed costs which do not change based on the usage of the aircraft and non-trip related hangar and maintenance expenses. As Mr. Smith reimburses Tesoro for his personal use of the aircraft, there is no dollar amount to be reported for 2006 or 2007.

Financial and Tax Planning:  We provide financial and tax planning services to our officers and to select key executives through our preferred providers or through the executive’s own financial planning firm. We provide reimbursement for these expenses, subject to an annual limit approved by the Compensation Committee.

Estate Planning and Will Preparation:  We provide estate planning and will preparation services to our officers and to select key executives through our preferred provider or through the executive’s own legal firm. We provide reimbursement for these expenses, subject to a pre-established limit approved by the Compensation Committee.

Executive Annual Physical:  We provide for annual physicals to our officers and to select key executives including travel costs associated with receiving this benefit.

Social Club Memberships:  We provide for the initiation fees and dues for club memberships to social organizations and health clubs to our officers. We provide reimbursement for these expenses, subject to the limits of total initiation fees not to exceed 10% of the executive’s base pay in the aggregate and monthly dues of up to $750 in the aggregate.

Thrift Plan Company Contributions:  We provide matching contributions dollar-for-dollar up to 7% of eligible earnings for all employees that participate in the Thrift Plan.

Executive Deferred Compensation Plan Company Contributions:  We provide matching contributions dollar-for-dollar up to 4% of eligible earnings above the IRS salary limitation ($225,000 for 2007).

Restricted Stock Dividends:  Dividends paid on restricted stock that vested in 2007 and 2006, respectively.

(7)	Effective March 19, 2008, Mr. Lewis was named Executive Vice President and Chief Operating Officer and Mr. Finnerty was named Executive Vice President – Strategy and Asset Management. At December 31, 2007, Mr. Finnerty was Executive Vice President and Chief Operating Officer and Mr. Lewis was Executive Vice President – Strategy and Asset Management.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock to our NEOs.

		Estimated Future Payouts Under			All Other	All Other
		Non-Equity Incentive Plan Awards(1)			Stock	Option
					Awards:	Awards:		Grant date
					Number	Number of	Exercise or	fair value
					of Shares	Securities	Base Price	of stock
					of Stock	Underlying	of Option	and option
		Threshold	Target	Maximum	or Units	Options	Awards	awards
Name	Grant Date	($)	($)	($)	(2)(#)	(2)(#)	(3)($/Sh)	(4)($)
Bruce A. Smith	n/a	360,000	1,440,000	3,600,000				n/a

	2/1/2007				44,800			1,862,784

	2/1/2007					304,000	41.58	6,058,720

William J. Finnerty	n/a	188,500	754,000	1,855,000				n/a

	2/1/2007				13,800			573,804

	2/1/2007					94,000	41.58	1,873,420

Gregory A. Wright	n/a	121,600	486,400	1,216,000				n/a

	2/1/2007				10,400			432,432

	2/1/2007					70,000	41.58	1,395,100

Everett D. Lewis	n/a	110,000	440,000	1.110,000				n/a

	2/1/2007				10,400			432,432

	2/1/2007					70,000	41.58	1,395,100

Otto C. Schwethelm	n/a	57,750	192,500	336,875				n/a

	2/1/2007					19,600	41.58	390,628

(1)	These columns show the range of awards under our Annual Incentive Compensation Program, or ICP, which is described in the section “Annual Performance Incentives” in the Compensation Discussion and Analysis. The “threshold” column represents the minimum payout for the performance metrics under the ICP assuming that the minimum level of performance is attained. The “target” column represents the amount payable if the performance metrics are reached. The “maximum” column represents the maximum payout for the performance metrics under the ICP assuming that the maximum level of performance is attained. The bonus amount for 2007 was paid in February 2008 as shown in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation” and is based on the goals referenced in “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Performance Incentives” on page 41.

(2)	These columns show the awards under the 2006 Long-Term Incentive Plan as described in the section “Long-Term Incentives” in the Compensation Discussion and Analysis. The dollar amount recognized by us for these awards is shown in the Summary Compensation Table in the columns entitled “Stock Awards” and “Option Awards”, respectively, and their valuation assumptions are referenced in footnotes 2 and 3, respectively, of that table.

(3)	The exercise price per share is the closing price of Tesoro’s common stock on the NYSE at the date of the option grant. The closing price for our stock on the date of grant was $41.58.

(4)	The amount shown in this column represents the total grant date fair value of the awards computed in accordance with SFAS 123R. See Note O to the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the valuation assumptions used in determining the grant date fair value of stock and option grants.

Relationship of Salary and Annual Incentive Compensation to Total Compensation

The following table sets forth the relationship of salary and annual incentive compensation to total compensation for each of our CEO, CFO and the remaining NEOs for 2006 and 2007.

	2006		2007
		% of Annual Cash		% of Annual Cash
	% of Salary to	Incentive	% of Salary to	Incentive
	Total	Payment to Total	Total	Payment to Total
Name	Compensation	Compensation	Compensation	Compensation

Bruce A Smith	8	14	9	12
William J. Finnerty	18	30	15	18
Gregory A. Wright	13	19	14	13
Everett D. Lewis	15	20	14	25 (1)
Otto C. Schwethelm	31	20	33	17

(1)	Calculation includes discretionary bonus paid to Mr. Lewis for 2007.

Employment Contracts and Management Stability Agreements

We have entered into either employment agreements or management stability agreements with our NEOs, the significant terms of which are detailed below. The purpose of these agreements is to ensure continued stability, continuity and productivity among members of our management team.

Mr. Smith.  Mr. Smith’s employment agreement, originally dated December 3, 2003 and amended February 2, 2006 and November 1, 2006, has a term which expires on December 31, 2010 at an annual base salary (the “Base Salary”) of no less than $1,000,000 (set at $1,200,000 effective as of February 5, 2006). In addition to the Base Salary, we will establish an annual incentive compensation strategy for Mr. Smith in which he will be entitled to participate in a manner consistent with his position and consistent with the evaluation of his performance by the

Governance Committee of the Board. The target incentive bonus will be 120% of his Base Salary as in effect each year; however, his actual annual bonus may range from 0% to 250% and will be determined based upon achievement of performance goals established by the Compensation Committee.

Under the agreement, the Board, effective as of December 11, 2003, granted Mr. Smith an award of 500,000 restricted shares of our common stock under the 1993 Plan that vest in equal installments 60 days after each of the first five anniversaries of December 3, 2003, subject to Mr. Smith’s continuous employment with us for the first four years through the applicable vesting date and for the fifth year, through December 3, 2008. During 2004, Mr. Smith purchased 500,000 shares of Tesoro’s common stock and, as required by his employment agreement, we awarded one share of restricted stock to Mr. Smith for each such share purchased. The 500,000 restricted shares matching Mr. Smith’s open-market purchased shares will vest on December 3, 2008, provided there is no interruption in Mr. Smith’s employment. We have no further obligations to award Mr. Smith restricted stock to match any future purchases of Tesoro’s common stock. The employment agreement also requires Mr. Smith, from the period of December 3, 2007 through the end of the term of his Employment Agreement, to own shares of Tesoro’s common stock equal in value to at least five times the amount of his annual base salary. This ownership requirement was satisfied as of December 31, 2007, based on Mr. Smith’s 2007 annual base salary and stock ownership.

Messrs. Finnerty, Wright and Lewis. Messrs.  Finnerty’s, Wright’s and Lewis’s employment agreements (dated February 2, 2005, August 3, 2004 and February 2, 2005, respectively, and each as amended on February 2, 2006 and further amended in 2007) provide annual base salaries of no less than $415,000, $450,000 and $375,000, respectively (set at $754,000, $608,000 and $550,000, respectively, effective as of December 31, 2007), and are for terms of three years with renewals for an additional year on the annual anniversary date of each agreement, unless we terminate the agreement in accordance with its terms. In addition to their base salaries, each of Messrs. Finnerty, Wright and Lewis will be entitled to participate in our annual incentive compensation plan with a target incentive bonus of at least 65% of his annual base salary (set at 100%, 80% and 80%, respectively, in 2007), with payments to be determined based upon the achievement of performance goals established by our Compensation Committee under such plan. We also will reimburse initiation fees and dues for social clubs and reimburse Messrs. Finnerty, Wright and Lewis for estate planning, tax and financial planning expenses to the extent the Board, or a duly authorized committee thereof, determines such fees are reasonable and in our best interest.

Mr. Schwethelm.  We have a Management Stability Agreement with Mr. Schwethelm that is operative only in the event of a change-in-control. The terms of this agreement are described below under “Estimated Payments Upon Change-in-Control or Termination.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the outstanding equity awards of our NEOs at the end of 2007.

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan
											Awards:
											Market or
				Equity						Equity	Payout
				Incentive						Incentive	Value of
				Plan						Plan Awards:	Unearned
				Awards:					Market	Number of	Shares,
	Number of	Number of		Number of					Value	Unearned	Units or
	Securities	Securities		Securities			Number of		of Shares	Shares, Units	Other
	Underlying	Underlying		Underlying			Shares or		or Units	or Other	Rights
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		of Stock	Rights That	That Have
	Options	Options		Unearned	Exercise	Option	That Have		That Have	Have Not	Not
	(#)	(#)		Options	Price	Expiration	Not Vested		Not Vested(9)	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)

Bruce A. Smith		304,000	(1)		41.5800	2/1/2017

	110,000	220,000	(2)		33.6800	2/2/2016

	224,400	112,200	(3)		16.3800	2/1/2015

	377,000				14.6900	7/15/2014

	120,000				4.5000	3/27/2013

	80,000				4.5000	11/19/2012

	200,000				3.0000	11/19/2012

	243,400				1.9300	11/19/2012

	320,000				6.6600	3/25/2012

	600,000				5.0200	10/24/2010

	600,000				6.4200	11/12/2009

	563,800				7.9700	10/27/2008

							44,800	(4)	2,136,960

							36,000	(5)	1,717,200

							35,268	(6)	1,682,284

							100,000	(7)	4,770,000

							150,000	(7)	7,155,000

							250,000	(7)	11,925,000

							200,000	(8)	9,540,000

William J. Finnerty		94,000	(1)		41.5800	2/1/2017

	30,532	61,068	(2)		33.6800	2/2/2016

	60,000	30,000	(3)		16.3800	2/1/2015

	9,300				14.1700	8/3/2014

	15,600				14.6900	7/15/2014

							13,800	(4)	658,260

							13,068	(5)	623,344

							10,000	(6)	477,000

Gregory A. Wright		70,000	(1)		41.5800	2/1/2017

	24,200	48,400	(2)		33.6800	2/2/2016

	46,666	23,334	(3)		16.3800	2/1/2015

	67,800				14.6900	7/15/2014

							10,400	(4)	496,080

							10,400	(5)	496,080

							8,000	(6)	381,600

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan
											Awards:
											Market or
				Equity						Equity	Payout
				Incentive						Incentive	Value of
				Plan						Plan Awards:	Unearned
				Awards:					Market	Number of	Shares,
	Number of	Number of		Number of					Value	Unearned	Units or
	Securities	Securities		Securities			Number of		of Shares	Shares, Units	Other
	Underlying	Underlying		Underlying			Shares or		or Units	or Other	Rights
	Unexercised	Unexercised		Unexercised	Option		Units of Stock		of Stock	Rights That	That Have
	Options	Options		Unearned	Exercise	Option	That Have		That Have	Have Not	Not
	(#)	(#)		Options	Price	Expiration	Not Vested		Not Vested(9)	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)

Everett D. Lewis		70,000	(1)		41.5800	2/1/2017

	15,466	30,934	(2)		33.6800	2/2/2016

	26,666	13,334	(3)		16.3800	2/1/2015

	8,900				14.1700	8/3/2014

	16,400				14.6900	7/15/2014

	80,000				3.8800	4/29/2013

	20,000				6.6600	3/25/2012

	70,000				5.0200	10/24/2010

							10,400	(4)	496,080

							6,668	(5)	318,064

							6,668	(6)	318,064

Otto C. Schwethelm		19,600	(1)		41.5800	2/1/2017

	9,532	19,068	(2)		33.6800	2/2/2016

		6,200	(3)		16.3800	2/1/2015

	5,000				11.9800	6/3/2014

(1)	Stock options which vest at the rate of 33 1/3% per year with vesting dates of 2/1/2008, 2/1/2009 and 2/1/2010.

(2)	Stock options which vest at the rate of 33 1/3% per year with vesting dates of 2/2/2007, 2/2/2008 and 2/2/2009.

(3)	Stock options which vest at the rate of 33 1/3% per year with vesting dates of 2/1/2006, 2/1/2007 and 2/1/2008.

(4)	Shares of restricted stock which vest at the rate of 33 1/3% per year with vesting dates of 2/1/2008, 2/1/2009 and 2/1/2010.

(5)	Shares of restricted stock which vest at the rate of 33 1/3% per year with vesting dates of 2/2/2007, 2/2/2008 and 2/2/2009.

(6)	Shares of restricted stock which vest at the rate of 33 1/3% per year with vesting dates of 2/1/2006, 2/1/2007 and 2/1/2008.

(7)	Shares of restricted stock which vest 100% on 12/3/2008.

(8)	Shares of restricted stock which vest at the rate of 20% per year beginning sixty days after the first anniversary of the effective date of the Employment Agreement, with vesting dates of 2/11/2005, 2/11/2006, 2/11/2007, 2/11/2008, and 2/11/2009.

(9)	The closing stock price of Tesoro’s common stock on 12/31/07 of $49.70, as reported on the NYSE, was used to calculate the market value of the unvested portion of the stock awards.

OPTION EXERCISES AND STOCK VESTED

The following table reflects the aggregate value realized by the NEOs for option exercises and for restricted stock that vested in 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)
Name	(#)	($)	(#)	($)
Bruce A. Smith	506,600(3)	22,934,612(3)	199,400	9,057,388

William J. Finnerty	26,668	1,000,271	19,600	850,722

Gregory A. Wright	-	-	21,468	1,027,991

Everett D. Lewis	60,000	2,153,100	13,098	581,826

Otto C. Schwethelm	11,200	406,744	-	-

(1)	The value realized on exercise is the aggregate excess over the fair market value of the option at the time of the exercise and the grant price of the option times the number of options exercised.

(2)	The value realized is the fair market value on the date the restricted stock vested.

(3)	Mr. Smith exercised 350,000 shares of phantom option shares, settled in cash, with a value realized of $16,777,100, which has been included in the amounts above. The phantom option shares were scheduled to expire in October 2007. The following table sets forth the details of the exercises of these phantom option shares by Mr. Smith:

	Number of Shares	Value Realized on
	Acquired on Exercise	Exercised
Month Exercised	(#)	($)

June 2007	116,000	6,438,325
September 2007	117,000	4,904,383
October 2007	117,000	5,434,392

PENSION BENEFITS

The estimated pension benefits provided under the Retirement Plan, ESP, and Restoration Plan for each of the NEOs are set forth below:

Payments
			Present Value of	During Last
		Years of Credited	Accumulated	Fiscal Year
Name	Plan Name	Service	Benefit(1)($)	($)
Bruce A. Smith	Tesoro Corporation Retirement Plan Executive Security Plan	15 15	521,233 10,792,529	- -
William J. Finnerty	Tesoro Corporation Retirement Plan Executive Security Plan	4 4	120,028 2,179,769	- -
Gregory A. Wright	Tesoro Corporation Retirement Plan Executive Security Plan	13 13	356,689 6,607,911	- -
Everett D. Lewis	Tesoro Corporation Retirement Plan Executive Security Plan	9 9	279,161 3,403,347	- -
Otto C. Schwethelm	Tesoro Corporation Retirement Plan Tesoro Corporation Restoration Retirement Plan	9 9	192,736 212,430	- -

(1)	The present values of the accumulated plan benefits shown in the Pension Benefits Table are equal to the value of the retirement benefits at the earliest unreduced age for each plan using the assumptions used as of December 31, 2007 for financial reporting purposes. These assumptions include a discount rate of 6.1%, the 1994 Group Annuity Mortality Tables and, for the Tesoro Corporation Retirement Plan, that each employee will elect a lump sum payment at retirement using an interest rate of 6.5% and the mortality table described in Revenue Procedure 2001-62.

Tesoro Corporation Retirement Plan

The Tesoro Corporation Retirement Plan, which we refer to as the Retirement Plan, is a tax-qualified pension plan. Under the Retirement Plan, the monthly retirement benefit is equal to 1.1% of average compensation for each year of service plus 0.5% of average compensation in excess of Covered Compensation for each year of service up to 35 years. Average compensation is the monthly average of compensation over the 36-month period in the last 120 months preceding retirement that produces the highest average. Compensation includes base pay plus bonus but limited to the maximum compensation allowed to be used by qualified plans under the Internal Revenue Code.

Generally only service with Tesoro or its affiliates is included in the Retirement Plan. As a result of acquisitions, certain employees receive retirement benefits equal to the larger of (i) the Retirement Plan monthly retirement benefit calculated using service with Tesoro and the prior employer less the benefit paid from the prior employer’s retirement plan or (ii) the Retirement Plan monthly retirement benefit calculated using only service with Tesoro.

The monthly retirement benefit is payable at the normal retirement date. The normal retirement date is the first of the month following the attainment of the later of age 65 or 5 years of service. In certain situations, the monthly retirement benefits from the Retirement Plan may be paid earlier than the normal retirement date. If an employee retires at or after age 50 with age plus years of service greater than or equal to 80 (80-point early retirement), the monthly retirement benefit may be paid at age 60 without reduction or earlier than age 60 with a reduction of 5% per year for each year age at retirement is less than 60. If an employee retires after age 55 and with at least 5 years of service but age plus service are less than 80 (reduced early retirement), the monthly retirement benefit may be paid at age 62 without reduction or earlier than age 62 with a reduction of about 7.14% per year for each year age at retirement is less than 62. Messrs. Smith, Wright and Lewis are currently eligible for reduced early retirement benefits.

The monthly retirement benefit is payable in the form of a lifetime level payment. At the employee’s election, a reduced benefit may be paid that continues a portion of the reduced payment over the lifetime of a beneficiary, if the beneficiary outlives the employee. In lieu of monthly payments, the employee may elect a lump sum equal to the present value of the monthly retirement benefit.

Executive Security Plan (ESP)

The ESP is a nonqualified pension plan. Under the ESP, the gross monthly retirement benefit is equal to 4% of average compensation for each of the first 10 years of service plus 2% of average compensation for each of the next 10 years of service plus 1% of average compensation for each of the next 10 years of service, for a maximum gross monthly retirement benefit of 70% of average compensation for 30 years of service. This gross monthly retirement benefit is reduced by any benefits paid from the Retirement Plan and, after age 62, estimated Social Security benefits. Average compensation is the monthly average of compensation over the 36-month period in the last 120 months preceding retirement that produces the highest average. Compensation includes base pay plus bonus.

Generally, only service with Tesoro or its affiliates is included in the ESP. As a result of acquisitions, certain executives receive credited service with prior employers for the ESP with an offset for any qualified or nonqualified retirement benefits paid by the prior employer.

The monthly retirement benefit is payable at normal retirement date. The normal retirement date is the first of the month following the attainment of the later of age 65 or 5 years of service. In certain situations, the monthly retirement benefits from the ESP may be paid earlier than the normal retirement date. If an executive retires after age 55 and with at least 5 years of service, the gross monthly retirement benefit may be paid at or after age 60 without reduction or earlier than age 60 with a reduction of 7% per year for each year of age at retirement that is less than 60. Mr. Wright is currently eligible for early retirement benefits. Messrs. Smith and Lewis are currently eligible for early retirement benefits without any reduction.

The monthly retirement benefit is payable in the form of a lifetime payment. At the executive’s election, a reduced benefit may be paid that continues a portion of the reduced payment over the lifetime of a beneficiary, if the beneficiary outlives the executive.

Tesoro Corporation Restoration Retirement Plan

The Tesoro Corporation Restoration Retirement Plan is a nonqualified pension plan. The Restoration Retirement Plan covers a select group of management and highly compensated employees. Under the Restoration Retirement Plan, the monthly retirement benefit is equal to 1.1% of average compensation for each year of service plus 0.5% of average compensation in excess of covered compensation for each year of service up to 35 years less the accrued benefit under the Tesoro Corporation Retirement Plan. Average compensation is the monthly average of compensation over the 36-month period in the last 120 months preceding retirement that produces the highest average. Compensation includes base pay plus bonus and is determined without regard to any limits imposed on compensation by the Internal Revenue Code.

Generally only service with Tesoro or its affiliates is included in the Restoration Retirement Plan. As a result of acquisitions, certain employees receive credited service with prior employers for the Restoration Retirement Plan with an offset for the qualified or nonqualified retirement benefits paid by the prior employer.

The monthly retirement benefit is payable at the normal retirement date which is the first day of the month following the attainment of the later of age 65 or 5 years of service. In certain situations, the monthly retirement benefits from the Restoration Retirement Plan may be paid earlier than the normal retirement date. If an employee retires at or after age 50 with age plus service greater than or equal to 80 (80-point early retirement), the monthly retirement benefit may be paid at age 60 without reduction or earlier than age 60 with a reduction of 5% per year for each year age at retirement is less than 60. If an employee retires after age 55 and with at least 5 years of service but age plus service are less than 80 (reduced early retirement), the monthly retirement benefit may be paid at age 62 without reduction or earlier than age 62 with a reduction of about 7.14% per year for each year age at retirement is less than 62.

The monthly retirement benefit is payable in the form of a lifetime level payment. At the employee’s election, a reduced benefit may be paid that continues a portion of the reduced payment over the lifetime of a beneficiary, if the beneficiary outlives the employee. In lieu of monthly payments, the employee will be paid in a lump sum equal to the present value of the monthly Restoration Retirement benefit if the value of such benefit is less than $100,000.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the contributions to and year-end balances under the Tesoro’s Nonqualified Deferred Compensation for the NEOs in 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year-End
Name	($)	($)	($)	($)	($)
Bruce A. Smith	-	-	-	-	-
William J. Finnerty	-	-	-	-	-
Gregory A. Wright	-	-	-	-	-
Everett D. Lewis	-	-	-	-	-
Otto C. Schwethelm	12,535	10,878(1)	32(2)	-	23,445

(1)	The amount shown in this column has also been included in the Summary Compensation Table column “All Other Compensation”.

(2)	The amount shown reflects the change in the market value pertaining to the investment funds in which the NEO has chosen to invest his contributions and Tesoro’s contribution under the Executive Deferred Compensation Plan.

Tesoro Corporation Executive Deferred Compensation Plan

Our named executive officers are eligible to participate in our Executive Deferred Compensation Plan, or EDCP. The purpose of the EDCP is to provide executives and key management personnel the opportunity to make additional pre-tax deferrals capped under our qualified 401(k) plan, or Thrift Plan, due to salary and deferral limitations imposed under the Internal Revenue Code and as an additional resource for compensation and tax planning.

Participants may elect to defer up to 50% of their base salary and/or up to 100% of their annual bonus compensation after FICA tax deductions. Tesoro matches the participant’s contributions dollar-for-dollar up to 4% of eligible earnings above the IRS salary limitation (i.e., $225,000 for 2007). A participant will vest in the company contributions upon the completion of three years of service credit under the terms of the Thrift Plan. Those participants that are eligible for supplemental retirement benefits under Tesoro’s ESP, are eligible to defer compensation under the EDCP, but are not eligible for the benefits under the ESP. The EDCP Plan also permits us to make discretionary contributions to participants’ accounts from time to time in amounts and on terms as we may determine. No such additional discretionary contributions have been made on behalf of any of our senior executive’s, including the NEOs, accounts to date.

Participants are able to direct investment selections for their own accounts and may change the investment allotment at anytime, subject to restrictions. The investment selection generally includes mutual funds available through the Thrift Plan, except Tesoro Stock which is not offered in the EDCP.

As imposed by Section 409A of the Internal Revenue Code, a participant must wait six months, except in the event of a death, before receiving a distribution of their benefit from the

EDCP. Distributions at retirement or termination will be made in accordance with the distribution election made by the participant at the time of their deferral election. Participants may select distributions to be made in the form of a lump sum or installments (no more frequently than monthly) over a period of two to fifteen years. If a participant does not designate a distribution direction at the time of deferral, the default distribution is that the deferral account balance will be distributed in a lump sum payment on the seventh month following retirement or termination, whichever comes first. For vested deferral account balances that are less than $100,000 at the time of termination will be distributed in the form of a lump sum, paid in cash, regardless of the participant’s distribution selection.

ESTIMATED PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

Each of our NEOs is entitled to certain payments upon a change-in-control or a termination of his employment. The following tables reflect the estimated amount of compensation for each of the NEOs of Tesoro in the event of a change-in-control or upon a termination of the executive’s employment, whether it be from a voluntary termination for good reason, retirement, death, disability, an involuntary termination for cause or an involuntary termination without cause. The amounts shown below assume that the change-in-control or termination occurred as of December 31, 2007. The amounts also include those amounts that the executive earned through that time and estimated amounts that would be paid out upon change-in-control and the various termination scenarios. The actual payments to the executive can only be determined at the actual time of the change-in-control or termination.

Below are the assumptions used in determining the estimated payments upon change-in-control and different termination scenarios.

Change-in-Control.  In the event of a change-in-control, the NEOs will receive benefits as follows:

•	Mr. Smith will receive a lump sum equal to three times his Current Base Salary at the time of a change-in-control plus his Current Base Salary multiplied by the greater of his Target Annual Bonus percentage at the time of a change-in-control or the average of the actual bonus percentages earned for the bonuses paid for the three years ending on the last day of the year prior to the year in which the change-in-control occurred.

•	Messrs. Finnerty, Wright and Lewis will receive a lump sum equal to three times the Base Salary and Target Annual Bonus.

•	Mr. Schwethelm will receive a lump sum equal to two times the Base Salary.

•	Mr. Schwethelm will receive a lump sum equal to two times the Target Annual Bonus applicable at the time of the termination or the year of the change-in-control, whichever is greater, and if the termination occurs in the fourth quarter of the year, the sum of the target bonuses under all of our incentive bonus plans applicable to the executive will be prorated to and including the date of termination.

•	Messrs. Smith, Finnerty, Wright and Lewis will receive any unpaid bonuses.

•	Messrs. Smith, Finnerty, Wright, Lewis and Schwethelm will receive additional years of Service Credit under the current nonqualified supplemental pension plans (Messrs. Smith, Finnerty, Wright and Lewis — three years; Mr. Schwethelm — two years).

•	Messrs. Smith, Finnerty, Wright and Lewis will be 100% vested in all benefits, awards and grants (including stock option grants and stock awards).

•	Mr. Smith will receive a pro-rated bonus or incentive compensation payment equal to 250% of his Base Salary following a termination under a change-in-control.

•	Mr. Smith will continue to serve as CEO for at least a one-year period following a change-in-control.

Payments Made Upon Any Termination Scenario (except for a Change-in-Control noted above).  In the event of an NEO’s termination under any termination scenario except for a change-in-control, such NEO will receive the following benefits:

•	Any accrued but unpaid Base Salary to the date of termination.

•	Any accrued but unpaid expenses to be reimbursed in accordance with the NEO’s employment agreement.

•	Unused vacation pay.

•	Any unpaid bonuses for a prior period to which the NEO is entitled.

•	Any benefits to which the executive is entitled.

Payments Made Upon Voluntary Termination for Good Reason.  In the event of an NEO’s termination, such NEO will receive benefits indicated under the heading “Payments Made Upon Any Termination Scenario” and any non-vested equity awards will be cancelled. Mr. Smith will have the earlier of the expiration of the terms of the option grants or the third anniversary of the date of termination to exercise such awards. If Mr. Smith voluntarily terminates his employment prior to December 31, 2010, he also will be entitled to $500,000 in supplemental annual retirement benefits, which will increase to $700,000 if he is employed on or after December 3, 2008. The first applicable supplemental retirement benefit will become payable six months after termination of Mr. Smith’s employment with us, and such supplemental retirement benefit will be payable each year to him through the remainder of his life, with a 50% right of survivorship.

Each of Messrs. Finnerty, Wright, Lewis and Schwethelm will have the earlier of three months following termination of employment or the expiration of the terms of the option grants to exercise such awards.

Payments Made Upon Retirement.  In the event of an NEO’s retirement, such NEO will receive the benefits indicated under the heading “Payments Made Upon Any Termination Scenario”, any pro-rated bonus for the period in which the termination due to retirement occurs and any non-vested equity awards will be cancelled. The NEOs will continue to exercise the earlier of the general terms of the options or the third anniversary of the date of the termination due to retirement.

Payments Made Upon Death.  In the event of an NEO’s death, such NEO’s beneficiaries or estate will receive benefits indicated under the heading “Payments Made Upon Any Termination Scenario” as well as the benefits indicated below:

•	Pro-rata bonus for the period in which the termination occurred.

•	Unpaid bonus for the prior period.

•	Mr. Smith will receive two additional years of Base Salary and Messrs. Finnerty, Wright and Lewis will receive one additional year of Base Salary.

•	Messrs. Smith, Finnerty, Wright and Lewis will be fully vested in their stock options and restricted stock with up to one year for the executive’s estate or beneficiary to exercise such awards. For any vested options, Mr. Schwethelm’s beneficiaries will have the earlier of one year after the date of death or the expiration of the general terms of the options to exercise any vested options.

Payments Made Upon Disability.  In the event of an NEO’s disability, such NEO will receive the benefits indicated under the headings “Payments Made Upon Any Termination Scenario” and “Payments Made Upon Death” less any payments received under any long-term disability plan or arrangement paid for by Tesoro. Messrs. Smith, Finnerty, Wright, and Lewis will be fully vested in all equity awards and will have up to one year from the date of termination due to disability to exercise all such options. Mr. Schwethelm will forfeit all unvested equity awards. For any vested options, Mr. Schwethelm’s beneficiaries will have the earlier of one year after the date of disability or the expiration of the general terms of the options to exercise any vested options.

Payments Made Upon Involuntary Termination with Cause.  In the event of an NEO’s termination with cause, such NEO will receive the benefits indicated under the headings “Payments Made Upon Any Termination Scenario” except that any unvested stock options or restricted stock will be forfeited as well as any outstanding stock options for Messrs. Smith, Finnerty, Wright and Lewis, and Schwethelm. In addition, Messrs. Smith, Finnerty, Wright and Lewis will receive any unpaid bonuses for the prior period.

Payments Made Upon Involuntary Termination without Cause.  In the event of an NEO’s termination without cause, such NEO will receive the benefits indicated under the heading “Payments Made Upon Any Termination Scenario” as well as the benefits indicated below:

•	Messrs. Smith, Finnerty, Wright, and Lewis will receive an amount equal to two times the Base Salary and Target Annual Bonus and Mr. Schwethelm will receive an amount equal to one times his Base Salary.

•	Messrs. Smith, Finnerty, Wright and Lewis will receive any unpaid bonuses for the prior period.

•	Messrs. Smith, Finnerty, Wright and Lewis will continue to vest in all stock options or restricted stock awards over the two year period commencing on the date of such termination. Mr. Schwethelm will forfeit any nonvested equity awards and will have the earlier of three months following termination of employment or the expiration of the general terms of the options to exercise any vested options.

•	Continuation of all health benefits, group or individual, to the extent that such arrangements are made available to Tesoro’s retirees, fully paid by Tesoro, and without additional income tax consequences to the executive for two and one-half years for Messrs. Smith. Finnerty, Wright, and Lewis following termination, death, or if he gets covered by a comparable benefit by a subsequent employer.

•	If the executive is not vested in our defined benefit or defined contribution retirement plans, the executive will receive a lump sum payment equivalent to the difference between the value of the accrued benefit under our qualified defined contribution and defined benefit plans as of the date of retirement and the value of the accrued benefit under those qualified retirement plans had the executive been vested 100% in those accrued benefits at the time of retirement. (applies to Messrs. Finnerty, Wright, and Lewis)

Bruce A. Smith

	Termination Scenario ($)
Compensation	Change-in-	Voluntary for				Involuntary w/	Involuntary
Components	Control	Good Reason	Retirement	Death	Disability	Cause	w/out Cause
Severance(1)(2)(3)	13,410,000	1,832,308	1,832,308	1,832,308	1,832,308	1,832,308	4,472,308

Continued Salary(4)(5)	-	-	-	2,400,000	2,040,000	-	2,640,000

Total Value of Outstanding Equity(6)	135,644,170	135,644,170	135,644,170	135,644,170	135,644,170	-	135,644,170

Value of Accelerated Equity(7)	47,385,428	-	-	47,385,428	47,385,428	-	46,052,948

Retirement Benefits(8)(9)	14,476,811	6,182,821	14,476,811	14,476,811	14,476,811	6,182,821	14,476,811

Health Benefits(10)	-	-	-	-	-	-	47,808

Gross-up(11)	-	-	-	-	-	-	-

Total	210,916,409	143,659,299	151,953,289	201,738,717	201,378,717	8,015,129	203,334,045

(1)	The severance amounts for a change-in-control include a lump sum amount equal to three times the sum of Mr. Smith’s base salary plus his target annual bonus, any earned unpaid bonuses for the year of the change-in-control or the average of the actual bonus percentages earned for the bonuses paid for the three years prior to the change-in-control, and a bonus equal to 250% of his base salary, pro-rated, following a termination under a change-in-control.

(2)	The severance amounts for all specified termination events other than a change-in-control include the following unless specified differently: any accrued but unpaid base salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed, any vacation accrued, any earned but unpaid bonuses for any prior year, and a pro-rata bonus under the incentive compensation plan as stated in his employment agreement.

(3)	The severance amount for an involuntary termination without cause not only includes those items noted in footnote 2 above, but also includes one-half of the amount that is two times the sum of Mr. Smith’s base salary and target annual bonus, half of which shall be paid in a lump sum following six months after such termination. See footnote 5 which addresses how the other half of this amount is paid.

(4)	The amount represents the two additional years of base salary to be received under a termination due to death or disability. The amount under a termination due to disability is offset by any payments Mr. Smith receives under our long-term disability plan for this two year period, but this payment will not commence until six months have elapsed from the date of termination due to disability.

(5)	The amount under a termination without cause represents the other half of the amount that is two times the sum of his base salary and his target annual bonus, which will be paid beginning as soon as administratively practicable following six months after the date of termination without cause and shall be paid in the same manner as if Mr. Smith had remained an active employee until the end of the period. See footnote 3 which addresses how the other half of this amount is paid.

(6)	The value of outstanding equity represents the aggregate excess over the fair market value of the vested options as of December 31, 2007 over the option exercise price. Any outstanding equity awards under a termination for cause are forfeited.

(7)	The value of accelerated equity represents the aggregate excess over the fair market value of the unvested options as of December 31, 2007 over the grant price of the options that accelerates in connection with the specified change-in-control or termination event. The value also includes the fair market value of the unvested restricted stock as of December 31, 2007 that accelerates in connection with the specified change-in-control or termination event. The value of the accelerated restricted stock was calculated by using the fair market value of Tesoro’s closing stock price as of December 31, 2007. For a change-in-control or a termination due to death or disability, Mr. Smith or Mr. Smith’s estate or beneficiaries, as applicable, will be fully vested in all stock options and restricted stock. For a termination due to a termination without cause, Mr. Smith will continue to vest in all stock option awards or restricted stock awards over the two year period commencing on the date of such termination of employment. The amount included in this column under a termination without cause represents the value of the equity that continues to vest for two years using Tesoro’s closing stock price as of December 31, 2007.

(8)	The retirement benefit under a change-in-control or a termination due to retirement, death, disability or an involuntary termination without cause represents the lump sum present value calculated using the same assumptions as of December 31, 2007 that are used for financial reporting purposes noted in the Pension Benefit section along with the assumption that Mr. Smith had twenty years of service in the ESP payable as a 50% right of survivorship that Mr. Smith would receive in accordance with his employment agreement.

(9)	The retirement benefit under a voluntary termination for good reason or a termination for cause represents the lump sum present value of the $500,000 payable as a 50% right of survivorship that Mr. Smith would receive as set forth in his employment agreement.

(10)	The amount represents the estimated health and welfare benefits provided to the executive under an involuntary termination without cause under his employment agreement.

(11)	Upon a change-in-control, an executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. In his employment agreement, we have agreed to reimburse Mr. Smith for any excise tax as a result of the parachute payment and any additional federal income taxes (including any additional excise taxes) payable as a result of the reimbursement, assuming that he is subject to federal income taxes at the highest individual marginal tax rate. The amounts in the table are based on a 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. Based on the amounts shown in the “Change-in-Control” column, Mr. Smith is not subject to a 280G excise tax gross-up.

William J. Finnerty

	Termination Scenario ($)
		Voluntary					Involuntary
Compensation	Change-in-	for Good				Involuntary	w/out
Components	Control	Reason	Retirement	Death	Disability	w/ Cause	Cause
Severance(1)(2)(3)	5,410,000	988,339	988,339	988,339	988,339	988,339	2,496,339

Continued Salary(4)(5)	-	-	-	754,000	574,000	-	1,508,000

Total Value of Outstanding Equity(6)	3,134,044	3,134,044	3,134,044	3,134,044	3,134,044	-	3,134,044

Value of Accelerated Equity(7)	4,129,657	-	-	4,129,657	4,129,657	-	3,718,477

Retirement Benefits(8)(9)(10)(11)	4,163,409	187,449	-	-	-	-	187,449

Health Benefits(12)	-	-	-	-	-	-	34,276

Gross-up(13)	2,673,818	-	-	-	-	-	-

Total	19,510,928	4,309,832	4,122,383	9,006,040	8,826,040	988,339	11,078,585

(1)	The severance amounts for a change-in-control include a lump sum amount equal to three times the sum of Mr. Finnerty’s base salary plus his target annual bonus and any earned unpaid bonuses, pro-rated as of the date of the change-in-control.

(2)	The severance amounts for all specified termination events other than a change-in-control include the following unless specified differently: any accrued but unpaid base salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed, any vacation accrued, any earned but unpaid bonuses for any prior year, and a pro-rata bonus under the incentive compensation plan as stated in his employment agreement.

(3)	The severance amount for an involuntary termination without cause not only includes those items noted in footnote 2 above, but also includes one-half of the amount that is two times the sum of his base salary and his target annual bonus, half of which shall be paid in a lump sum following six months after such termination. See footnote 5 which addresses how the other half of this amount is paid.

(4)	The amount represents the one additional year of base salary to be received under a termination due to death or disability. The amount under a termination due to disability is offset by any payments Mr. Finnerty receives under our long-term disability plan for this one year period. This amount will be paid in the same manner as if Mr. Finnerty had remained an active employee until the end of the period, but this payment will not commence until six months have elapsed from the date of termination due to disability.

(5)	The amount under a termination without cause represents the other half of the amount that is two times the sum of his base salary and his target annual bonus, which will be paid during the two year period beginning as soon as administratively practicable following six months after the date of termination without cause and shall be paid in the same manner as if Mr. Finnerty had remained an active employee until the end of the period. See footnote 3 which addresses how the other half of this amount is paid.

(6)	The value of outstanding equity represents the aggregate excess over the fair market value of the vested options as of December 31, 2007 over the option exercise price. Any outstanding equity awards under a termination for cause are forfeited.

(7)	The value of accelerated equity represents the aggregate excess over the fair market value of the unvested options as of December 31, 2007 over the grant price of the options that accelerates in connection with the specified change-in-control or termination event. The value also includes the fair market value of the unvested restricted stock as of December 31, 2007 that accelerates in connection with the specified change-in-control or termination event. The value of the accelerated restricted stock was calculated by using the fair market value of Tesoro’s closing stock price as of December 31, 2007. For a change-in-control or a termination due to death or disability, Mr. Finnerty or Mr. Finnerty’s estate or beneficiaries, as applicable, will be fully vested in all stock options and restricted stock. For a termination due to a termination without cause, Mr. Finnerty will continue to vest in all stock option awards or restricted stock awards over the two year period commencing on the date of such termination of employment. The amount included in this column under a termination without cause represents the value of the equity that continues to vest for two years using Tesoro’s closing stock price as of December 31, 2007.

(8)	The retirement benefit represents the lump sum present value calculation of the retirement benefit that Mr. Finnerty would receive under a change-in-control using the same assumptions as of December 31, 2007 that are used for financial reporting purposes noted in the Pension Benefits section including the three additional years of service credit received upon a change-in-control.

(9)	Per Mr. Finnerty’s employment agreement, under a voluntary termination for good reason or an involuntary termination without cause, Mr. Finnerty would receive a lump sum payment that represents the amount (on a pre-tax basis) that corresponds to the benefit he would receive at December 31, 2007 had he been vested in the Retirement Plan.

(10)	The death benefits in the ESP are equal to the larger of 400% of the executive’s December 1, 2007 base pay, prior to the date of death, payable over the eight years after the death of the executive or the accrued ESP benefit payable after the death of the executive for the life of the beneficiary. Assuming that Mr. Finnerty had died on December 31, 2007, his beneficiary’s monthly payments under the ESP, payable for the life of the beneficiary, would have been $19,128.

(11)	If the executive becomes disabled, the executive is entitled to the monthly retirement benefit that he is eligible to receive at his normal retirement date, but based upon the service the participant would have accrued had he remained in active employment until his retirement date and continued at the same rate of earnings until that date. The present value of the accumulated benefit under the ESP is included in the Pension Benefits table.

(12)	The amount represents the estimated health and welfare benefits provided to the executive under an involuntary termination without cause under his employment agreement.

(13)	Upon a change-in-control, an executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. In his employment agreement, we have agreed to reimburse Mr. Finnerty for any excise tax as a result of the parachute payment and any additional federal income taxes (including any additional excise taxes) payable as a result of the reimbursement, assuming that he is subject to federal income taxes at the highest individual marginal tax rate. The amounts in the table are based on a 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

Gregory A. Wright

			Termination Scenario ($)
		Voluntary					Involuntary
Compensation	Change-in-	for Good				Involuntary	w/out
Components	Control	Reason	Retirement	Death	Disability	w/Cause	Cause
Severance(1)(2)(3)	3,854,720	615,951	615,951	615,951	615,951	615,951	1,710,351

Continued Salary(4)(5)	-	-	-	608,000	428,000	-	1,094,400

Total Value of Outstanding Equity(6)	4,038,941	4,038,941	4,038,941	4,038,941	4,038,941	-	4,038,941

Value of Accelerated Equity(7)	3,211,549	-	-	3,211,549	3,211,549	-	2,903,389

Retirement Benefits(8)(9)(10)	931,651	-	-	-	-	-	-

Health Benefits(11)	-	-	-	-	-	-	34,276

Gross-up(12)	-	-	-	-	-	-	-

Total	12,036,861	4,654,892	4,654,892	8,474,441	8,294,441	615,951	9,781,357

(1)	The severance amounts for a change-in-control includes a lump sum amount equal to three times the sum of Mr. Wright’s base salary plus his target annual bonus and any earned unpaid bonuses, pro-rated as of the date of the change-in-control.

(2)	The severance amounts for all specified termination events other than a change-in-control include the following unless specified differently: any accrued but unpaid base salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed, any vacation accrued, any earned but unpaid for bonuses for any prior year, and a pro-rata bonus under the incentive compensation plan as stated in his employment agreement.

(3)	The severance amount for an involuntary termination without cause not only includes those items noted in footnote 2 above, but also includes one-half of the amount that is two times the sum of his base salary and his target annual bonus, half of which shall be paid in a lump sum following six months after such termination. See footnote 5 which addresses how the other half of this amount is paid, but this payment will not commence until six months have elapsed from the date of termination due to disability.

(4)	The amount represents the one additional year of base salary to be received under a termination due to death or disability. The amount under a termination due to disability is offset by any payments Mr. Wright receives under our long-term disability plan for this one year period. This amount will be paid in the same manner as if Mr. Wright had remained an active employee until the end of period.

(5)	The amount under a termination without cause represents the other half of the amount that is two times the sum of his base salary and his target annual bonus, which will be paid during the two year period beginning as soon as administratively practicable following six months after the date of termination without cause and shall be paid in the same manner as if Mr. Wright had remained an active employee until the end of the period. See footnote 3 which addresses how the other half of this amount is paid.

(6)	The value of outstanding equity represents the aggregate excess over the fair market value of the vested options as of December 31, 2007 over the option exercise price. Any outstanding equity awards under a termination for cause are forfeited.

(7)	The value of accelerated equity represents the aggregate excess over the fair market value of the unvested options as of December 31, 2007 over the grant price of the options that accelerates in connection with the specified change-in-control or termination event. The value also includes the fair market value of the unvested restricted stock as of December 31, 2007 that accelerates in connection with the specified change-in-control or termination event. The value of the accelerated restricted stock was calculated by using the fair market value of Tesoro’s closing stock price as of December 31, 2007. For a change-in-control or a termination due to death or disability, Mr. Wright or Mr. Wright’s estate or beneficiaries, as applicable, will be fully vested in all stock options and restricted stock. For a termination due to a termination without cause, Mr. Wright will continue to vest in all stock option awards or restricted stock awards over the two year period commencing on the date of such termination of employment. The amount included in this column under a termination without cause represents the value of the equity that continues to vest for two years using Tesoro’s closing stock price as of December 31, 2007.

(8)	The retirement benefit represents the lump sum present value calculation of the retirement benefit that Mr. Wright would receive under a change-in-control using the same assumptions as of December 31, 2007 that are used for financial reporting purposes noted in the Pension Benefits section including the three additional years of service credit received upon a change-in-control.

(9)	The death benefits in the ESP are equal to the larger of 400% of the executive’s December 1, 2007 base pay, prior to the date of death, payable over the eight years after the death of the executive or the accrued ESP benefit payable after the death of the executive for the life of the beneficiary. Assuming that Mr. Wright had died on December 31, 2007, his beneficiary’s monthly payment under the ESP, payable for the life of the beneficiary, would have been $47,253.

(10)	If the executive becomes disabled, the executive is entitled to the monthly retirement benefit that he is eligible to receive at his normal retirement date, but based upon the service the participant would have accrued had he remained in active employment until his retirement date and continued at the same rate of earnings until that date. The present value of the accumulated benefit under the ESP is included in the Pension Benefits table.

(11)	The amount represents the estimated health and welfare benefits provided to the executive under an involuntary termination without cause under his employment agreement.

(12)	Upon a change-in-control, an executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. In his employment agreement, we have agreed to reimburse Mr. Wright for any excise tax as a result of the parachute payment and any additional federal income taxes (including any additional excise taxes) payable as a result of the reimbursement, assuming that he is subject to federal income taxes at the highest individual marginal tax rate. The amounts in the table are based on a 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. Based on the amounts shown in the “Change-in-Control” column, Mr. Wright is not subject to a 280G excise tax gross-up.

Everett D. Lewis

			Termination Scenario ($)
		Voluntary for
Compensation	Change-in-	Good				Involuntary	Involuntary
Components	Control	Reason	Retirement	Death	Disability	w/ Cause	w/out Cause
Severance(1)(2)(3)	3,974,000	1,075,923	1,075,923	1,075,923	1,075,923	1,075,923	2,065,923

Continued Salary(4)(5)	-	-	-	550,000	370,000	-	990,000

Total Value of Outstanding Equity(6)	9,205,793	9,205,793	9,205,793	9,205,793	9,205,793	-	9,205,793

Value of Accelerated Equity(7)	2,411,923	-	-	2,411,923	2,411,923	-	2,103,763

Retirement Benefits(8)(9)(10)	912,484	-	-	-	-	-	-

Health Benefits(11)	-	-	-	-	-	-	35,071

Gross-up(12)	2,124,261	-	-	-	-	-	-

Total	18,628,461	10,281,716	10,281,716	13,243,639	13,063,639	1,075,923	14,400,550

(1)	The severance amounts for a change-in-control includes a lump sum amount equal to three times the sum of Mr. Lewis’s base salary plus his target annual bonus and any earned unpaid bonuses, pro-rated as of the date of the change-in-control.

(2)	The severance amounts for all specified termination events other than a change-in-control include the following unless specified differently: any accrued but unpaid base salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed, any vacation accrued, any earned but unpaid bonuses for any prior year, and a pro-rata bonus under the incentive compensation plan as stated in his employment agreement.

(3)	The severance amount for an involuntary termination without cause not only includes those items noted in footnote 2 above, but also includes one-half of the amount that is two times the sum of his base salary and his target annual bonus, half of which shall be paid in a lump sum following six months after such termination. See footnote 5 which addresses how the other half of this amount is paid, but this payment will not commence until six months have elapsed from the date of termination due to disability.

(4)	The amount represents the one additional year of base salary to be received under a termination due to death or disability. The amount under a termination due to disability is offset by any payments Mr. Lewis receives under our long-term disability plan for this one year period. This amount will be paid in the same manner as if Mr. Lewis had remained an active employee until the end of period.

(5)	The amount under a termination without cause represents the other half of the amount that is two times the sum of his base salary and his target annual bonus, which will be paid during the two year period beginning as soon as administratively practicable following six months after the date of termination without cause and shall be paid in the same manner as if Mr. Lewis had remained an active employee until the end of the period. See footnote 3 which addresses how the other half of this amount is paid.

(6)	The value of outstanding equity represents the aggregate excess over the fair market value of the vested options as of December 31, 2007 over the option exercise price. Any outstanding equity awards under a termination for cause are forfeited.

(7)	The value of accelerated equity represents the aggregate excess over the fair market value of the unvested options as of December 31, 2007 over the grant price of the options that accelerates in connection with the specified change-in-control or termination event. The value also includes the fair market value of the unvested restricted stock as of December 31, 2007 that accelerates in connection with the specified change-in-control or termination event. The value of the accelerated restricted stock was calculated by using the fair market value of Tesoro’s closing stock price as of December 31, 2007. For a change-in-control or a termination due to death or disability, Mr. Lewis or Mr. Lewis’ estate or beneficiaries, as applicable, will be fully vested in all stock options and restricted stock. For a termination due to a termination without cause, Mr. Lewis will continue to vest in all stock option awards or restricted stock awards over the two year period commencing on the date of such termination of employment. The amount included in this column under a termination without cause represents the value of the equity that continues to vest for two years using Tesoro’s closing stock price as of December 31, 2007.

(8)	The retirement benefit represents the lump sum present value calculation of the retirement benefit that Mr. Lewis would receive under a change-in-control using the same assumptions as of December 31, 2007 that are used for financial reporting purposes noted in the Pension Benefits section including the three additional years of service credit received upon a change-in-control.

(9)	The death benefits in the ESP are equal to the larger of 400% of the executive’s December 1, 2007 base pay, prior to the date of death, payable over the eight years after the death of the executive or the accrued ESP benefit payable after the death of the executive for the life of the beneficiary. Assuming that Mr. Lewis had died on December 31, 2007, his beneficiary’s monthly payment under the ESP, payable for the life of the beneficiary, would have been $26,163.

(10)	If the executive becomes disabled, the executive is entitled to the monthly retirement benefit that he is eligible to receive at his normal retirement date, but based upon the service the participant would have accrued had he remained in active employment until his retirement date and continued at the same rate of earnings until that date. The present value of the accumulated benefit under the ESP is included in the Pension Benefits table.

(11)	The amount represents the estimated health and welfare benefits provided to the executive under an involuntary termination without cause under his employment agreement.

(12)	Upon a change-in-control, an executive may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. In his employment agreement, we have agreed to reimburse Mr. Lewis for any excise tax as a result of the parachute payment and any additional federal income taxes (including any additional excise taxes) payable as a result of the reimbursement, assuming that he is subject to federal income taxes at the highest individual marginal tax rate. The amounts in the table are based on a 280G excise tax rate of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate.

Otto C. Schwethelm

			Termination Scenario ($)
		Voluntary					Involuntary
Compensation	Change-in-	for Good				Involuntary	w/out
Components	Control	Reason	Retirement	Death	Disability	w/ Cause	Cause
Severance(1)(2)	1,244,395	10,769	170,164	170,164	170,164	10,769	360,769

Continued Salary	-	-	-	-	-	-	-

Total Value of Outstanding Equity(3)	312,239	312,239	312,239	312,239	312,239	-	312,239

Value of Accelerated Equity(4)	581,469	-	-	-	-	-	-

Retirement Benefits(5)(6)(7)(8)(9)	80,328	23,445	23,445	23,445	23,445	23,445	23,445

Health Benefits	-	-	-	-	-	-	-

Gross-up(10)	-	-	-	-	-	-	-

Total	2,218,431	346,453	505,848	505,848	505,848	34,214	696,453

(1)	The severance amounts for a change-in-control includes a lump sum amount equal to two times the sum of Mr. Schwethelm’s Base Salary plus his Target Annual Bonus and any earned unpaid bonuses, pro-rated as of the date of the change-in-control.

(2)	The severance amounts for all specified termination events other than a change-in-control include the following unless specified differently: any accrued but unpaid base salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed, any vacation accrued plus any earned but unpaid bonuses for any prior year under a retirement, death or disability termination under the annual incentive compensation program.

(3)	The value of outstanding equity represents the aggregate excess over the fair market value of the vested options as of December 31, 2007 over the option grant price. Any outstanding equity awards under a termination for cause are forfeited.

(4)	The value of accelerated equity represents the aggregate excess over the fair market value of the unvested options as of December 31, 2007 over the grant price of the options that accelerates in connection with the specified change-in-control or termination event. The value also includes the fair market value of the unvested restricted stock as of December 31, 2007 that accelerates in connection with the specified change-in-control or termination event. The value of the accelerated restricted stock was calculated by using the fair market value of Tesoro’s closing stock price as of December 31, 2007. For a change-in-control, Mr. Schwethelm will be fully vested in all stock options and restricted stock.

(5)	The retirement benefit includes the lump sum present value calculation of $56,883 that Mr. Schwethelm would receive under a change-in-control using the same assumptions as of December 31, 2007 that is used for financial reporting purposes noted in the Pension Benefit section including the two additional years of service credit received upon a change-in-control. In addition the retirement benefit includes the value of $23,445 that Mr. Schwethelm would receive under the Nonqualified Deferred Compensation Plan during a change-in-control. Please refer to the Nonqualified Deferred Compensation Plan Section for further information.

(6)	Under a voluntary termination for good reason, involuntary termination with cause and without cause the executive will forfeit any unvested company contributions to the Nonqualified Deferred Compensation Plan. Mr. Schwethelm is currently 100% vested in his Nonqualified Deferred Compensation account and therefore would not forfeit any of his account. Unless otherwise specified in the Deferral election, distribution payments will start on or about the first day of the seventh month following the executive’s termination.

(7)	Under a retirement scenario, the executive will receive his vested portion of his deferral account under the Nonqualified Deferred Compensation Plan. Unless otherwise specified in the Deferral election, distribution payments will start on or about the first day of the seventh month following the executive’s retirement.

(8)	The death benefits in the Restoration Retirement Plan will equal an actuarially equivalent basis by the single-sum value of the benefit in which the executive is entitled to at the date of death. The death benefit is payable over 10 years certain and life to the executive’s designated beneficiaries. Assuming that Mr. Schwethelm had died on December 31, 2007, his beneficiary’s monthly payment under the Restoration Retirement Plan, would have been $859, assuming no reduction for early retirement and assuming the offsets for any benefits accrued under the Retirement Plan, any other qualified or nonqualified defined benefit plans adopted by the Company as part of an acquisition of or merger with another company, or provided for in a separate employment agreement with the Company. The death benefit that Mr. Schwethelm would have received under the Nonqualified Deferred Compensation, if he had died on December 31, 2007, is the full unpaid balance in his account at the time of death, as noted in the table above. Any unvested amounts would become immediately vested upon Mr. Schwethelm’s death and be paid to his beneficiary or his designated beneficiaries in a lump sum as soon as administratively practicable following his death.

(9)	If the executive becomes disabled, the executive is entitled to the monthly retirement benefit that he would have received at his retirement date, as if he had continued in active employment until his retirement date and continued at the same rate of earnings until that date. The present value of the accumulated benefit under the Restoration Retirement Plan is included in the Pension Benefit Table in the Pension Benefit section. In addition, the executive would continue to accrue vesting service until vested in his Deferral Account or until his employment is terminated, after which the executive would receive a payment of all vested amounts that was credited to his account under the Nonqualified Deferred Compensation Plan, in the manner provided during his deferral elections. Mr. Schwethelm is currently 100% vested in his Nonqualified Deferred Compensation account.

(10)	In his employment agreement, Mr. Schwethelm is not entitled contractually to receive a change-in-control related excise tax gross-up.

EXPENSES OF SOLICITATION

We expect to solicit proxies primarily by mail, but our directors, officers and regular employees may also solicit by personal interview, telephone or similar means. All expenses in connection with the solicitation of proxies will be borne by us. Arrangements will be made by us for the forwarding, at our expense, of soliciting materials by brokers, nominees, fiduciaries and other custodians to their principals. We have retained a professional proxy soliciting organization, Innisfree M&A Incorporated, to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners, and possibly individual holders of record of 1,000 shares or more, by personal interview, telephone or similar means. We will pay such organization its customary fees, estimated not to exceed $8,500, and will reimburse such organization for certain expenses.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the annual meeting to be held in 2009 must be received for inclusion in our proxy statement and form of proxy by December 4, 2008. In addition, for business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 90 days (which for the 2009 meeting would be February 5, 2009) nor more than 180 days (which for the 2009 meeting would be November 7,

2008) prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 45 days later than the anniversary date of the immediately preceding annual meeting of stockholders (which for the 2009 meeting would be June 20, 2009), notice by the stockholder to be timely must be received by the Corporate Secretary not later than the close of business on the tenth day following the day on which a written statement setting forth the date of the annual meeting of stockholders is mailed to stockholders or the date on which it is first disclosed to the public. A stockholder’s notice to the Corporate Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting of stockholders (a) a brief description of the business desired to be brought before the annual meeting of stockholders, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such proposal, (c) the class and number of shares of the Company that are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, if the stockholder’s ownership of shares of the Company, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice.

OTHER MATTERS

As of the date of this Proxy Statement, our management has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote such proxy to the extent entitled in accordance with their best judgment.

Upon the written request of any person whose proxy is solicited hereunder, Tesoro will furnish without charge to such person a copy of its annual report filed with the United States Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2007. Such written request is to be directed to:

Tesoro Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216-6999
Attention: Investor Relations

By Order of the Board of Directors,

CHARLES S. PARRISH
Secretary

April 3, 2008

ANNEX A

Tesoro Corporation

AUDIT COMMITTEE

Of the Board of Directors

CHARTER

I          INDEPENDENCE

•	The Board of Directors shall designate an Audit Committee, which shall be composed of at least three directors, all of whom must be “independent directors”. To be considered “independent”, the member, and the compensation received by such member, must satisfy the requirements of all applicable laws and regulations relative to audit committee independence, including without limitation those of the New York Stock Exchange and the Securities and Exchange Commission, as determined by the Board. Members of the Audit Committee may be removed by the Board.

•	The members of the Audit Committee shall possess such degree of financial or accounting expertise, as the Board of Directors interprets in its business judgment, as may be required by law or by the regulations of the Securities and Exchange Commission. The members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be a “financial expert” in compliance with the criteria established by the SEC and other relevant regulations.

•	It is the intention of the Board that its Audit Committee shall satisfy all laws, regulations, rules, requirements and standards applicable to audit committees.

II         PURPOSE

•	The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the Company and its shareholders relating to its oversight of management and its auditors in respect of corporate accounting, financial reporting practices, and the quality and integrity of the financial statements of the Company, including the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditors, overseeing the Company’s systems of disclosure controls and procedures and internal controls over financial reporting, and the preparation of the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	It is not the role of the Audit Committee to plan or conduct audits, to guarantee the accuracy or quality of the Company’s financial statements or to determine that the financial statements are in accordance with generally accepted accounting principles and applicable laws and regulations. These are the responsibilities of management, the independent auditors and internal auditors. It is the collective responsibility of the Audit Committee to maintain regular and open communication among the directors, the independent auditors, the internal auditors, and the financial management of the Company.

III        DUTIES AND RESPONSIBILITIES

•	In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to oversee management’s implementation of prudent corporate accounting and reporting policies.

•	The Audit Committee will be (i) directly responsible for the appointment, compensation and oversight of the independent auditors (including the resolution of any disagreements between management and the independent auditors regarding financial reporting), (ii) reported to directly by the independent auditors, (iii) responsible for approving in advance all auditing services (including comfort letters and statutory audits) performed by the independent auditors, (iv) the Audit Committee shall approve in advance all non-audit services performed by the independent auditors. All non-audit services to be performed by the independent auditors shall be disclosed. The Audit Committee may delegate to one or more members of the Audit Committee who are independent directors the authority to grant pre-approvals required by this subsection, and the decisions of the member to whom this authority is delegated shall be presented to the Audit Committee at the next scheduled meeting of the Audit Committee. The independent auditors may not perform for the Company any services that are prohibited by law or regulation. The foregoing requirements do not preclude the Audit Committee from obtaining the input of management, but these responsibilities may not be delegated to management. The Committee has sole authority to approve all audit engagement fees and terms. The independent auditor shall report directly to the Committee.

•	The Audit Committee is responsible for obtaining from the independent auditors at least annually, a formal written statement delineating all relationships between the auditors and the Company. The Audit Committee shall be responsible for conferring with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors and for recommending to the Board of Directors such appropriate action as may be necessary to satisfy itself as to the qualifications, performance and independence of the independent auditors.

•	To the extent required by law or regulation, the annual statement also shall describe: (i) the independent auditor’s internal quality control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by an inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and (iii) any steps taken to deal with any such issues.

•	The Audit Committee will comply with all relevant laws and regulations relative to (i) rotation of independent auditors or independent audit personnel and (ii) the performance of services by an independent audit firm when a former employee of that firm currently serves as chief executive officer, chief financial officer, chief accounting officer or equivalent officer of the Company.

•	The Audit Committee will review with the independent auditors, the Company’s internal auditors, and appropriate financial and accounting personnel, such internal controls to ensure that material information relating to the Company and its consolidated subsidiaries is made known to such officers and to identify: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iii) whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses. The Audit Committee will review management’s report on internal control and the independent auditor’s attestation report on the Company’s internal control. The Audit Committee will elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

•	The Audit Committee will meet with the independent auditors and financial management of the Company to review the scope of the proposed audit plan for the current year and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•	The Audit Committee will regularly review with the independent auditors any audit problems or difficulties the auditors encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management, and management’s response. In that regard, no officer or director of the Company, or any other person acting under the direction thereof, shall violate any law or regulation that prohibits fraudulently influencing, coercing, manipulating, or misleading any independent auditors engaged in the performance of an audit of the financial statements of the Company for the purpose of rendering such financial statements materially misleading.

•	The Audit Committee will comply with laws and regulations governing hiring policies for employees or former employees of the independent auditors.

•	The Company will maintain an internal audit function. The Audit Committee will review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors. The Audit Committee will review the regular internal reports (or summaries thereof) to management prepared by the internal audit function of the Company and management’s response.

•	The Audit Committee will discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process, as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

•	The Audit Committee will discuss earnings press releases and financial information including the use of pro forma or non-GAAP information, and earnings guidance provided to analysts and rating agencies, though this may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and the Committee may not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

•	The Audit Committee will discuss with management and the independent auditors the annual audited financial statements and the quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as well as a discussion of all matters relevant thereto that are required to be discussed under any applicable law or regulation or that the Committee otherwise considers it desirable to discuss, including: (i) review of the integrity of the organization’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls) as well as management certifications as required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the independent auditor; (ii) review of critical accounting policies and practices and major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, all alternative treatments of financial information with US GAAP discussed with management, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (iii) review of the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; (iv) review analyses setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and, (iv) review of other material written communications between the independent auditor and management.

•	The Audit Committee will review with the independent auditor: (i) any accounting adjustments that were noted or proposed by the independent auditor during the audit engagement but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting significant auditing or accounting issues presented by the audit engagement, and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company.

•	Each report that contains financial statements (including annual and quarterly reports), and that is required to be prepared in accordance with (or reconciled to) generally accepted accounting principles and filed with the SEC, shall reflect or disclose all information required to be reflected or disclosed under any applicable law or regulation, and in a manner in accordance with such law or regulation.

•	Periodically, the Audit Committee shall meet separately with the chief financial officer, with the internal auditors, and with the independent auditors. Among the items to be discussed in these meetings are the evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors and the internal auditors receive during the course of the audit.

•	The Audit Committee will prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	The Audit Committee will review accounting and financial staffing and succession planning within the Company as necessary.

•	The Audit Committee will review the matters discussed at each Audit Committee meeting with the Board of Directors. The Committee should review with the full board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

•	The Audit Committee will establish and maintain procedures for the confidential, anonymous submission by Company employees regarding concerns of questionable accounting or auditing matters. The Audit Committee will investigate any matter brought to its attention within the scope of its duties to the extent and in such manner as it considers appropriate (including confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters). The Audit Committee will discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

•	The Audit Committee will review compliance with the Company’s Ethics Policy annually. To the extent required by applicable laws or regulations: (i) the Ethics Policy will continue to be applicable to senior financial officers of the Company, including its principal financial officer, and its controller or principal accounting officer, and to persons performing similar functions; (ii) the Company immediately shall disclose, by means of the filing of an applicable SEC reporting form, dissemination by the Internet or by other electronic means, any waiver of or change in the Ethics Policy for such senior financial officers; (iii) the Company’s Ethics Policy shall continue to include such standards as are reasonably necessary to promote: (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (b) full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company; and (c) compliance with applicable governmental laws and regulations.

•	The Audit Committee will review compliance with the Company’s legal compliance policy annually. The Committee will discuss with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements or compliance policies.

•	The Chair shall schedule and preside at all meetings of the Committee. In the absence of the Chair, a majority of the members of the Committee present at a meeting shall appoint a member to preside at the meeting.

•	The Audit Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems appropriate. It may retain these advisors without seeking board approval. The Company will provide appropriate funding, as determined by the Audit Committee, for payment of the compensation of the independent auditors and to any advisors engaged by the Audit Committee.

•	The Audit Committee will conduct an annual evaluation of its performance.

•	The Audit Committee will review its charter annually and include it in the company’s proxy statement as required by applicable law or regulation.

ANNEX B

FORM OF
AMENDMENT NO. 2 TO
TESORO CORPORATION
2006 LONG-TERM INCENTIVE PLAN

WHEREAS, the Board of Directors (the “Board”) of Tesoro Corporation has previously acted to adopt the Tesoro Corporation 2006 Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Plan, as adopted, provides that the Compensation Committee of the Board (the “Committee”) may, at any time and from time to time, alter, amend or modify the Plan, subject to the provisions of Section 12.1 thereof;

WHEREAS, the Committee wishes to amend the Plan solely to increase (i) the aggregate number of shares of Stock reserved for issuance pursuant to the Plan to 6,000,000; (ii) aggregate the number of shares of Stock with respect to which Full Value Awards may be granted to 2,750,000; and (iii) the aggregate number of shares of Stock with respect to which Options may be granted to 5,250,000; and

WHEREAS, in all other respects, the provisions of the Plan shall remain as originally adopted by the Board and approved by the shareholders of Tesoro Corporation at its Annual Meeting of Shareholders on May 3, 2006;

NOW, THEREFORE, BE IT RESOLVED THAT the Committee does hereby amend the Plan as follows, with this Amendment No. 2 to be effective as of the Effective Date (as such term is defined therein) of the Plan:

Section 4.2 of the Plan is hereby amended to read, in its entirety, as follows:

“4.2  Dedicated Shares; Maximum Awards.  The aggregate maximum number of shares of Stock reserved for issuance under the Plan is 6,000,000 shares of Stock. The aggregate number of shares of Stock with respect to which Full Value Awards may be granted under the Plan is 2,750,000. The aggregate number of shares of Stock with respect to which Options may be granted under the Plan is 5,250,000. The maximum number of shares of Stock with respect to which Options may be granted to an Employee during a Fiscal Year is 562,500. The maximum number of shares of Stock with respect to which any Full Value Award may be granted to an Employee during a Fiscal Year may not exceed 187,500. Each of the foregoing numerical limits stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5. The number of shares of Stock stated in this Section 4.2 shall also be increased by such number of shares of Stock as become subject to substitute Awards granted pursuant to Article X; provided, however, that such increase shall be conditioned upon the approval of the stockholders of the Company to the extent stockholder approval is required by law or applicable stock exchange rules. If shares of Stock are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such shares of Stock will count against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan. If Shares are tendered in payment of an Option Price of an Option, such shares of Stock will not be added to the aggregate number of shares of Stock with respect to which Awards may

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be granted under the Plan. To the extent that any outstanding Award is forfeited or cancelled for any reason, the shares of Stock allocable to such portion of the Award may again be subject to an Award granted under the Plan.”

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 2 to Tesoro Corporation 2006 Long-Term Incentive Plan, the Compensation Committee of the Board of Directors of Tesoro Corporation has caused these presents to be duly executed in its name and behalf by its Chairman, thereunto duly authorized this       day of                , 2008.

COMPENSATION COMMITTEE OF
BOARD OF DIRECTORS OF
TESORO CORPORATION

By:
William J. Johnson, Chairman

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